Filed Pursuant to Rule 424(b)(5)

Registration No. 333-225227

PROSPECTUS SUPPLEMENT

To Prospectus dated June 7, 2018

DIGITAL ALLY, INC.

$500,000

Senior Secured Convertible Promissory Notes

495,049 Shares of Common Stock Issuable Upon Conversion or Repayment of the Notes

Digital Ally, Inc. (the “Company”, “our”, “we” and “us”) is offering, pursuant to this prospectus supplement and the accompanying base prospectus, up to an aggregate of $500,000 in original principal amount of our Senior Secured Convertible Promissory Notes due April 16, 2021 (each, a “Registered Note,” and, collectively, the “Registered Notes”), the 495,049 shares of our common stock par value $0.001 per share (our “Common Stock”) underlying such Registered Notes (the “Conversion Shares”).

In a concurrent private placement, we are also selling to such investors up to an additional aggregate of $1,166,666 in original principal amount of our Senior Secured Convertible Promissory Notes due April 16, 2021 (collectively, with the Registered Notes, the “Notes”), which together with the Registered Notes, equals a total of $1,666,666 in original principal amount of Notes, along with the shares of our Common Stock issuable from time to time upon conversion of such additional Notes, and warrants to purchase up to 1,237,624 shares of our Common Stock (the “Purchase Warrants”) (and the shares of our Common Stock issuable upon the exercise of the Purchase Warrants (the “Warrant Shares”)). Such additional Notes, the shares of our Common Stock issuable from time to time upon conversion of such additional Notes, the Purchase Warrants and the Warrant Shares are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the registration statement of which this prospectus supplement and the accompanying base prospectus form a part and are not being offered pursuant to this prospectus supplement and the accompanying base prospectus. Such additional Notes, the shares of our common stock issuable from time to time upon conversion of such additional Notes, the Purchase Warrants and the Warrant Shares are being offered pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

The Notes will bear interest at a rate of 8% per annum, payable on the maturity date and on each conversion, prepayment, event of default, and/or other acceleration of principal outstanding on each such Note. All interest is payable in cash, except for the payments of interest in connection with the Monthly Repayments (as defined in the Notes) or on any Conversion Date (as defined in the Notes), which payments may, at the option of the Company, be in shares of our Common Stock. The Notes will mature on April 16, 2021, unless earlier converted or prepaid, in full, before that date. The sales of such securities will be made in accordance with a Securities Purchase Agreement, dated as of April 17, 2020, by and among us and the investors named therein (the “Securities Purchase Agreement”). Holders may convert their Notes at their option at any time prior to such holder’s Note being paid in full. We may convert all, or any part, of the Notes (but in no event less than an amount equal to the lesser of (x) two (2) times the daily average trading volume of our Common Stock for the prior twenty (20) consecutive trading days, and (y) all of the conversion amount then remaining under the Notes) at any time that (i) the daily volume weighted average price (“VWAP”) for the prior twenty (20) consecutive trading days exceeds $4.50, (ii) no event of default under the Notes has occurred, (iii) certain other conditions have been satisfied. Upon conversion, we will deliver shares of our Common Stock as described in this prospectus supplement.

The conversion price of the Notes (the “Conversion Price”) equals $1.01 and is subject to adjustment pursuant to the terms of the Notes. The Conversion Price is subject to customary adjustments upon an event of default or upon any stock dividend, stock split, stock combination, reclassification, or similar transaction that proportionately decreases or increases the price of our shares of Common Stock.

We may prepay any portion of the principal amount of the Notes, any accrued and unpaid interest relating to such prepaid portion of the principal and all other amounts due under the Notes at any time upon ten (10) days’ prior written notice to the Note holders, so long as no event of default exists under the Notes. If we exercise our right to prepay a Note, we must make a payment to the holder of (i) an amount in cash equal to sum of the principal amount of the Note and any accrued and unpaid interest without premium or penalty if such voluntary prepayment occurs on or prior to October 14, 2020, (ii) an amount in cash equal to the product of (x) the sum of the principal amount of the Note and any accrued and unpaid interest and (y) 110%, if such voluntary prepayment occurs after October 14, 2020, but before December 13, 2020, or (iii) an amount in cash equal to the product of (x) the sum of the principal amount of the Note and any accrued and unpaid interest and (y) 115% if such voluntary prepayment occurs after December 13, 2020. We also must make such prepayments to the holders upon (i) our consummation of any public or private offering or other financing or capital-raising transaction during the term of the Notes in which we receive gross proceeds of at least $7.5 million or (ii) our receipt of at least $7.5 million in cash from any action, suit or proceeding.

We do not intend to apply to list the Notes on any securities exchange or to arrange for their quotation on any automated dealer quotation system. Our Common Stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “DGLY.” The last reported sale price for our Common Stock on Nasdaq on April 17, 2020 was $0.92 per share.

We intend to use the net proceeds received from the sale of the Registered Notes for working capital and general corporate purposes. We will not receive any additional proceeds if and when the Registered Notes are converted into shares of our Common Stock. We expect to issue such shares of Common Stock, if and when the Registered Notes are converted, from time to time until April 16, 2021.

We estimate the expenses of this offering will be approximately $25,000. We will pay all of the expenses incident to the registration, offering and sale of such shares under this prospectus supplement and the accompanying base prospectus.

As of the date of this prospectus supplement, the aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates was $12,621,298 based on 16,026,910 shares of outstanding Common Stock, of which 13,718,802 shares were held by non-affiliates, and the last reported sale price of our Common Stock of $0.92 per share on April 17, 2020. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75,000,000. During the previous 12 calendar months prior to and including the date of this prospectus supplement, we have sold $4,079,229.43 of our securities pursuant to General Instruction I.B.6 of Form S-3.

You should read carefully this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus before you invest.

Our business and an investment in our securities involve a high degree of risk. See “Risk Factors” beginning on page S-10 of this prospectus supplement, on page 2 of the accompanying base prospectus and the risk factors described in the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is April 20, 2020

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts, this prospectus supplement and the accompanying base prospectus, both of which are part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process.

The two parts of this document include: (1) this prospectus supplement, which describes the specific details regarding this offering of the Registered Notes and the Conversion Shares; and (2) the accompanying base prospectus, which provides a general description of the securities that we may offer, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying base prospectus, you should rely on this prospectus supplement. You should read this prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into this prospectus supplement modifies or supersedes that statement. Any statements so modified or superseded will be deemed not to constitute a part of this prospectus supplement except as so modified or superseded. In addition, to the extent of any inconsistencies between the statements in this prospectus supplement and similar statements in any previously filed report incorporated by reference into this prospectus supplement, the statements in this prospectus supplement will be deemed to modify and supersede such prior statements.

The registration statement that contains this prospectus supplement, including the exhibits to the registration statement and the information incorporated by reference, contains additional information about the securities offered under this prospectus supplement. That registration statement can be read on the SEC website or at the SEC offices mentioned below under the heading “Where You Can Find More Information.”

We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying base prospectus and any related free writing prospectus that we prepare or authorize. We have not authorized anyone to provide you with different or additional information, and we take no responsibility for any other information that others may give you. If you receive any other information, you should not rely on it.

This prospectus supplement and the accompanying base prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which this prospectus supplement relates, nor do this prospectus supplement and the accompanying base prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

You should not assume that the information in this prospectus supplement and the accompanying base prospectus is accurate at any date other than the date indicated on the cover page of this prospectus supplement or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. Our business, financial condition, results of operations or prospects may have changed since that date.

You should not rely on or assume the accuracy of any representation or warranty in any agreement that we have filed in connection with this offering or that we may otherwise publicly file in the future because any such representation or warranty may be subject to exceptions and qualifications contained in separate disclosure schedules, may represent the parties’ risk allocation in the particular transaction, may be qualified by materiality standards that differ from what may be viewed as material for securities law purposes or may no longer continue to be true as of any given date.

We are not offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this offering or possession or distribution of this prospectus supplement and accompanying base prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus supplement and accompanying base prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus supplement and accompanying base prospectus outside of the United States.

Solely for convenience, our trademarks and tradenames referred to in this prospectus supplement, including the information in the accompanying base prospectus and the documents incorporated by reference herein and therein, may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames.

Information contained in, and that can be accessed through our website, www.digitalallyinc.com, does not constitute part of this prospectus supplement, including the information in the accompanying base prospectus and the documents incorporated by reference herein and therein.

This prospectus supplement, including the information in the accompanying base prospectus and the documents incorporated by reference herein and therein, includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in these industries. While our management believes the third-party sources referred to in this prospectus supplement, the accompanying base prospectus and such other documents are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus supplement, the accompanying base prospectus and such other documents or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third-party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. Furthermore, references in this prospectus supplement, the accompanying base prospectus and such other documents to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus supplement, the accompanying base prospectus and such other documents.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and selected information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in the securities covered by this prospectus supplement. For a more complete understanding of Digital Ally, Inc. and this offering, we encourage you to read and consider carefully this entire prospectus supplement, including the information the accompanying base prospectus and the documents incorporated by reference herein and therein, as well as any free writing prospectus that we have authorized for use in connection with this offering, including the information set forth in the section titled “Risk Factors” in this prospectus supplement beginning on page S-10. Unless the context provides otherwise, all references herein to “Digital Ally”, “the “Company”, “we”, “our” and “us” refer to Digital Ally, Inc.

Company Overview

We produce digital video imaging and storage products for use in law enforcement, security and commercial applications. Our current products are an in-car digital video/audio recorder contained in a rear-view mirror for use in law enforcement and commercial fleets; a system that provides its law enforcement customers with audio/video surveillance from multiple vantage points and hands-free automatic activation of body-worn cameras and in-car video systems; a miniature digital video system designed to be worn on an individual’s body; and cloud storage solutions. We have active research and development programs to adapt our technologies to other applications. We can integrate electronic, radio, computer, mechanical, and multi-media technologies to create unique solutions to address needs in a variety of other industries and markets, including mass transit, school bus, taxicab and the military. We sell our products to law enforcement agencies, private security customers and organizations and consumer and commercial fleet operators through direct sales domestically and third-party distributors internationally.

Our Products

We supply technology-based products utilizing our portable digital video and audio recording capabilities for the law enforcement and security industries and for the commercial fleet and mass transit markets. We have the ability to integrate electronic, radio, computer, mechanical, and multi-media technologies to create positive solutions to our customers’ requests. Our products include: the DVM-800 and DVM-800 Lite, in-car digital video mirror systems for law enforcement; the FirstVU and the FirstVU HD, body-worn cameras, our patented and revolutionary VuLink product, which integrates our body-worn cameras with our in-car systems by providing hands-free automatic activation for both law enforcement and commercial markets; the DVM-250 and DVM-250 Plus, a commercial line of digital video mirrors that serve as “event recorders” for the commercial fleet and mass transit markets; and FleetVU and VuLink, our cloud-based evidence management systems. We introduced the EVO-HD product in the second quarter of 2019 and began full-scale deliveries in the third quarter of 2019. The EVO-HD is designed and built on a new and highly advanced technology platform that we expect to become the platform for a new family of in-car video solution products for the law enforcement and commercial markets. We believe that the launch of these new products will help to reinvigorate our in-car and body-worn systems revenues while diversifying and broadening the market for our product offerings. The following describes our product portfolio.

In-Car Digital Video Mirror System for law enforcement – EVO-HD, DVM-800 and DVM-800 Lite

In-car video systems for patrol cars are now a necessity and have generally become standard. Current systems are primarily digital based systems with cameras mounted on the windshield and the recording device generally in the trunk, headliner, dashboard, console or under the seat of the vehicle. Most manufacturers have already developed and transitioned completely to digital video, and some have offered full high definition (“HD”) level recordings which is currently state-of-art for the industry.

Our digital video rear-view mirror unit is a self-contained video recorder, microphone and digital storage system that is integrated into a rear-view mirror, with a monitor, global positioning system (“GPS”) and 900 megahertz (“MHz”) audio transceiver. Our system is more compact and unobtrusive than certain of our competitors because it requires no recording equipment to be located in other parts of the vehicle.

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Our in-car digital video rear-view mirror has the following features:

●	wide angle zoom color camera;

●	standards-based video and audio compression and recording;

●	system is concealed in the rear-view mirror, replacing factory rear-view mirror;

●	monitor in rear-view mirror is invisible when not activated;

●	eliminates need for analog tapes to store and catalogue;

●	easily installs in any vehicle;

●	ability to integrate with body-worn cameras including auto-activation of either system;

●	archives audio/video data to the cloud, computers (wirelessly) and to compact flash memory, or file servers;

●	900 MHz audio transceiver with automatic activation;

●	marks exact location of incident with integrated GPS;

●	playback using Windows Media Player;

●	optional wireless download of stored video evidence;

●	proprietary software protects the chain of custody; and

●	records to rugged and durable solid-state memory.

The Company has completed development of a new in-car digital video platform under the name EVO-HD, which it launched during the second quarter of 2019. The EVO-HD is a next generation system that offers a multiple HD in-car camera solution system with built-in patented VuLink auto-activation technology. The EVO-HD is built on an entirely new and highly advanced technology platform that enables many new and revolutionary features, including auto activation beyond the car and body camera. No other provider can offer built-in patented VuLink auto-activation technology. The EVO-HD provides law enforcement officers with an easier to use, faster and more advanced system for capturing video evidence and uploading than similar products sold by the Company’s competitors. Additional features include:

●	a remote cloud trigger feature that allows dispatchers to remotely start recordings;

●	simultaneous audio/video play back;

●	cloud connectivity via cell modem, including the planned deployment of the new 5G network;

●	near real-time mapping and system health monitoring;

●	body-camera connectivity with built-in auto activation technology; and

●	128 gigabyte internal storage, up to 2 terabyte external solid-state drive storage.

The EVO-HD is designed and built on a new and highly advanced technology platform that will become the platform for a whole new family of in-car video solution products for the law enforcement. The innovative EVO-HD technology replaces the current in-car mirror-based systems with a miniaturized system that can be custom-mounted in the vehicle while offering numerous hardware configurations to meet the varied needs and requirements of its law enforcement customers. The EVO-HD can support up to four HD cameras, with two cameras having pre-event and evidence capture assurance (“ECA”) capabilities to allow agencies to review entire shifts. An internal cell modem will allow for connectivity to the VuVault.net cloud, powered by Amazon Web Services (“AWS”) and real time metadata when in the field.

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In-Car Digital Video “Event Recorder” System – DVM-250 Plus for Commercial Fleets

Digital Ally provides commercial fleets and commercial fleet managers with the digital video tools that they need to increase driver safety and track assets in real-time and minimize the company’s liability risk, all while enabling fleet managers to operate the fleet at an optimal level. We market a product designed to address these commercial fleet markets with our DVM-250 Plus event recorders that provide all types of commercial fleets with features and capabilities which are fully-customizable, consistent with their specific application and inherent risks. The DVM-250 Plus is a rear-view mirror based digital audio and video recording system with many, but not all of, the features of our DVM-800 law enforcement mirror systems, which we sell at a lower price point. The DVM-250 Plus is designed to capture “events,” such as wrecks and erratic driving or other abnormal occurrences, for evidentiary or training purposes. The commercial fleet markets may find our units attractive from both a feature and a cost perspective compared to other providers. We believe that due to our marketing efforts, commercial fleets are adopting this technology, in particular the ambulance and taxi-cab markets.

Digital Ally offers a suite of data management web-based tools to assist fleet managers in the organization, archival, and management of videos and telematics information. Within the suite, there are powerful mapping and reporting tools that are intended to optimize efficiency, serve as excellent training tools for teams on safety and ultimately generate a significant return on investment for the organization.

The EVO-HD described above will also become the platform for a whole new family of in-car video solution products for the commercial markets. The innovative EVO-HD technology will replace the current in-car mirror-based systems with a miniaturized system that can be custom-mounted in the vehicle while offering numerous hardware configurations to meet the varied needs and requirements of its commercial customers. In its commercial market application, the EVO-HD can support up to four HD cameras, with two cameras having pre-event and ECA capabilities to allow customers to review entire shifts. An internal cell modem will allow for connectivity to the FleetVU Manager cloud-based system for commercial fleet tracking and monitoring, powered by AWS and real time metadata when in the field.

Miniature Body-Worn Digital Video System – FirstVU HD for law enforcement and private security

This system is also a derivative of our in-car video systems, but is much smaller and lighter and more rugged and water-resistant to handle a hostile outdoor environment. These systems can be used in many applications in addition to law enforcement and private security and are designed specifically to be clipped to an individual’s pocket or other outer clothing. The unit is self-contained and requires no external battery or storage devices. Current systems offered by competitors are digital based, but generally require a battery pack and/or storage device to be connected to the camera by wire or other means. We believe that our FirstVU HD product is more desirable for potential users than our competitors’ offerings because of its video quality, small size, shape and lightweight characteristics. Our FirstVU HD integrates with our in-car video systems through our patented VuLink system allowing for automatic activation of both systems.

Auto-activation and Interconnectivity between in-car video systems and FirstVU HD body worn camera products – VuLink for law enforcement applications

Recognizing a critical limitation in law enforcement camera technology, we pioneered the development of our VuLink ecosystem that provides intuitive auto-activation functionality as well as coordination between multiple recording devices. The United States Patent and Trademark Office (the “USPTO”) has recognized these pioneering efforts by granting us multiple patents with claims covering numerous features, such as automatically activating an officer’s cameras when the light bar is activated or when a data-recording device such as a smart weapon is activated. Additionally, the awarded patent claims cover automatic coordination between multiple recording devices. Prior to this work, officers were forced to manually activate each device while responding to emergency scenarios, a requirement that both decreased the usefulness of the existing camera systems and diverted officers’ attention during critical moments. Our FirstVU HD integrates with our in-car video systems through our patented VuLink system allowing for automatic activation of both systems.

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This feature is becoming a standard feature required by many law agencies. Unfortunately, certain of our competitors have chosen to infringe our patent and develop products that provide the same or similar features as our VuLink system. We filed lawsuits against two competitors – Axon Enterprises, Inc. (“Axon,” formerly known as Taser International, Inc.) and Enforcement Video, LLC d/b/a WatchGuard Video (“WatchGuard”) – which challenge Axon’s and WatchGuard’s infringing products. On May 13, 2019, WatchGuard and the Company resolved the dispute and executed a settlement agreement in the form of a Release and License Agreement. The litigation has been dismissed as a result of this settlement.

Axon – On June 17, 2019, the U.S. District Court for the District of Kansas (the “U.S. District Court”) granted Axon’s motion for summary judgment that Axon did not infringe on the Company’s patent and dismissed the case. Importantly, the U.S. District Court’s ruling did not find that the Company’s ’452 Patent was invalid. It also did not address any other issue, such as whether the Company’s requested damages were appropriate, and it does not impact the Company’s ability to file additional lawsuits to hold other competitors accountable for patent infringement. This ruling solely related to an interpretation of the Company’s claims as they relate to Axon and was unrelated to the supplemental briefing the Company filed on its damages claim and the WatchGuard settlement. Those issues are separate and the U.S. District Court’s ruling on the motion for summary judgment had nothing to do with the Company’s damages request.

The Company filed an opening appeal brief on August 26, 2019 with the U.S. Court of Appeals for the Tenth Circuit (the “Court of Appeals”), appealing the U.S. District Court’s granting of Axon’s motion for summary judgment. Axon responded by filing a responsive brief on November 6, 2019 and the Company then filed a reply brief responding to Axon on November 27, 2019. The Court of Appeals scheduled oral arguments on the Company’s appeal of the U.S. District Court’s summary judgment ruling on April 6, 2020. This appeal was intended to address the Company’s position that the U.S. District Court incorrectly dismissed the Company’s claims against Axon. If the Court of Appeals overturns the ruling of the U.S. District Court, the case will be remanded to the U.S District Court before a new judge. On March 12, 2020, the panel of judges for the Court of Appeals issued an order cancelling the oral arguments previously set for April 6, 2020, having determined that the appeal will be decided solely based on the parties’ briefs. As of the date of this prospectus supplement, the decision of the Court of Appeals is still pending.

WatchGuard – On May 27, 2016, the Company filed suit against WatchGuard alleging patent infringement based on WatchGuard’s VISTA Wifi and 4RE In-Car product lines. On May 13, 2019, the parties resolved the dispute and executed a settlement agreement in the form of a Release and License Agreement. The litigation has been dismissed as a result of this settlement. The Release and License Agreement contains the following key terms:

●	WatchGuard paid Digital Ally a one-time, lump settlement payment of $6,000,000.

●	Digital Ally has granted WatchGuard a perpetual covenant not to sue if WatchGuard’s products incorporate agreed-upon modified recording functionality. Digital Ally has also granted WatchGuard a license to the ’292 Patent and the ’452 Patent (and related patents, now existing and yet-to-issue) through December 31, 2023. The parties have agreed to negotiate in good faith to attempt to resolve any alleged infringement that occurs after the license period expires.

●	The parties have further agreed to release each other from all claims or liabilities pre-existing the settlement.

●	As part of the settlement, the parties agreed that WatchGuard is making no admission that it has infringed any of Digital Ally’s patents.

Upon receipt of the $6,000,000, the parties filed a joint motion to dismiss the lawsuit with the court, which was granted.

We believe that the outcome of the Axon lawsuit will largely define the competitive landscape for the body-worn and in-car video market for the foreseeable future. We expect that our VuLink product and its related patents will be recognized as the revolutionary and pioneering invention by the U.S. courts.

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VuVault.net and FleetVU Manager

VuVault.net is a cost-effective, fully expandable, law enforcement cloud storage solution powered by AWS that provides redundant and security-enhanced storage of all uploaded videos that comply with the United States Federal Bureau of Investigation’s Criminal Justice Information Services Division requirements.

FleetVU Manager is our web-based software for commercial fleet tracking and monitoring that features and manages video captured by our video event data recorders of incidents requiring attention, such as accidents. This software solution features our cloud-based web portal that utilizes many of the features of our VuVault.net law-enforcement cloud-based storage solution.

Other Products

During the last year, we focused our research and development efforts to meet the varying needs of our customers, enhance our existing products and commence development of new products and product categories. Our research and development efforts are intended to maintain and enhance our competitiveness in the market niche we have carved out, as well as positioning us to compete in diverse markets outside of law enforcement. In December 2019, the Company announced a partnership with Pivot International for design and manufacture of a new and innovative Breathalyzer Device utilizing the Company’s recently issued patent. With this new technology, when an officer is conducting a field sobriety test and the breathalyzer is activated, the digital video recording device will automatically start a recording, later embedding the meta-data captured onto the recorded video. The ‘732 Patent was granted by the U.S. Patent Office in August 2019 and is an expansion of Digital Ally’s patented VuLink automatic activation technology.

Corporate Information

We were incorporated in Nevada on December 13, 2000 as Vegas Petra, Inc. From that date until November 30, 2004, when we entered into a Plan of Merger with Digital Ally, Inc., a Nevada corporation, which was formerly known as Trophy Tech Corporation (the “Acquired Company”), we had not conducted any operations and were a closely-held company. In conjunction with such merger transaction, we were renamed Digital Ally, Inc.

The Acquired Company, which was incorporated on May 16, 2003, engaged in the design, development, marketing and sale of bow hunting-related products. Its principal product was a digital video recording system for use in the bow hunting industry. It changed its business plan in 2004 to adapt its digital video recording system for use in the law enforcement and security markets. We began shipments of our in-car digital video rear view mirrors in March 2006.

On January 2, 2008, we commenced trading on Nasdaq under the symbol “DGLY.” We conduct our business from 9705 Loiret Boulevard, Lenexa, Kansas 66219. Our website address is www.digitalallyinc.com. Information contained on our website does not form part of this prospectus and is intended for informational purposes only.

Recent Developments

NASDAQ Continued Listing Rule Compliance

On July 11, 2019, we were officially notified by The Nasdaq Stock Market LLC that, for the previous 30 consecutive business days, the minimum Market Value of Listed Securities (the “MVLS”) for our Common Stock was below the $35 million minimum MVLS requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5550(b)(2) (the “MVLS Rule”). In accordance with Nasdaq Listing Rule 5810(c)(3)(C), we had 180 calendar days, or until January 7, 2020, to regain compliance with the MVLS Rule. To regain compliance with the MVLS Rule, the minimum MVLS for our Common Stock must have been at least $35 million for a minimum of 10 consecutive business days at any time during this 180-day period. If we failed to regain compliance with such rule by January 7, 2020, we could have been delisted from Nasdaq. In the event of such notification, Nasdaq rules permitted us an opportunity to appeal Nasdaq’s determination.

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On January 8, 2020, we received a determination letter (the “Letter”) from the staff of Nasdaq (the “Staff”) stating that we had not regained compliance with the MVLS Standard, since our Common Stock was below the $35 million minimum MVLS requirement for continued listing on Nasdaq under the MLVS Rule and had not been at least $35 million for a minimum of 10 consecutive business days at any time during the 180-day grace period granted to us. Pursuant to the Letter, unless we requested a hearing to appeal this determination by 4:00 p.m. Eastern Time on January 15, 2020, our Common Stock would have been delisted from Nasdaq, trading of our Common Stock would have been suspended at the opening of business on January 17, 2020, and a Form 25-NSE would have been filed with the SEC, which would have removed our Common Stock from listing and registration on Nasdaq.

On January 13, 2020, we requested a hearing before the Nasdaq Hearings Panel (the “Panel”) to appeal the Letter and the Staff notified us that a hearing was scheduled for February 20, 2020 at 11:00 a.m. Eastern Time. We were asked to provide the Panel with a plan to regain compliance with the minimum MLVS requirement under the MLVS Rule, which needed to include a discussion of the events that we believe will enable us to timely regain compliance with the minimum MLVS requirement. On January 21, 2020, we submitted a compliance plan that we believed was sufficient to permit us to regain compliance with the minimum MLVS requirement. On February 20, 2020, we appeared before the Panel to discuss our plan to regain compliance, including, but not limited to, complying with Nasdaq Listing Rule 5550(b)(1), which is the minimum stockholders’ equity standard for continued listing, which requires that companies listed on Nasdaq maintain a minimum of $2,500,000 in stockholder’s equity (“Rule 5550(b)(1)”). On March 6, 2020, we received written notice from the Panel indicating that, based on the plan of compliance that we had presented at such hearing, the Panel granted our request for the continued listing of our Common Stock on Nasdaq, subject to, among other things, us keeping the Staff updated on the progress of our compliance plan and ultimately being able to evidence shareholder equity in an amount greater than or equal to $2,500,000 in accordance with Rule 5550(b)(1) no later than June 30, 2020. During this time, our Common Stok will remain listed and trading on Nasdaq.

There can be no assurance that we will be able to continue to meet our plan of compliance that we submitted to the Panel and that we will be able to evidence compliance with Rule 5550(b)(1) on or before June 30, 2020, or that, in the event that we regain compliance with such rule, we will continue to remain in compliance with such rule and all other Nasdaq continued listing standards. However, in the event that this offering is successful and we are able to raise all of the proceeds associated with this offering, we expect that it will help enable us to remain in compliance with Rule 5550(b)(1). However, there can be no assurance that this offering will be successful and that we will be able to raise adequate proceeds to enable it to remain in compliance with Nasdaq’s continued listing standards. If our Common Stock ceases to be listed for trading on Nasdaq, the Company would expect that its Common Stock would be traded on one of the three tiered marketplaces of the OTC Markets Group. In the event that we are delisted from Nasdaq, our Common Stock may lose liquidity, increase volatility, and lose market maker support.

Wholesale Distribution Agreement

Effective April 3, 2020, the Company entered into a Wholesale Distribution Agreement (the “Wholesale Agreement”) with Trust Think, LLC, which is a Division of Think, LLC (“Trust Think”). Pursuant to the terms of the Wholesale Agreement, the Company has been engaged to service, promote, and sell certain Danolyte® disinfecting products, which are manufactured and distributed by Trust Think (the “Products”), to certain first responder and commercial customers with whom the Company has relationships. Danolyte® has been listed on the United States Environmental Protection Agency’s List N: Disinfectants for Use Against SARS-CoV-2, the virus that causes COVID-19. The Company will receive a percentage of the sales sold through the Company’s distribution channels.

The Agreement has an initial term beginning on April 3, 2020 and ending one (1) year thereafter. Thereafter, the Agreement renews automatically for successive additional terms of one (1) year each unless the Company or Think Tank provides written notice of non-renewal at least thirty (30) days prior to the expiration of the then current term. Either party may terminate the Agreement at any time, effective immediately upon written notice if it has good cause for termination as defined in the Agreement.

April 2020 Convertible Note Offering

On April 17, 2020, we entered into a Securities Purchase Agreement and certain related agreements with two accredited investors pursuant to which we issued an aggregate of $1,666,666 in principal of Notes (including the Registered Notes) and Purchase Warrants to purchase up to 1,237,624 shares of our Common Stock, in consideration for an aggregate purchase price of $1,500,000. Information relating to the Registered Notes and the Conversion Shares issuable thereunder is discussed in this prospectus supplement including in “Description of the Securities That We Are Offering” and information relating to the other Notes, the shares of Common Stock issuable thereunder, the Purchase Warrants and the shares of our Common Stock issuable thereunder is discussed in this prospectus supplement including in the section “Concurrent Private Placement”.

S-7

THE OFFERING

Registered Notes Offered

$500,000 in principal amount of Senior Secured Convertible Promissory Notes due April 16, 2021 (the “Registered Notes”).

This prospectus supplement also relates to the offering of the 495,049 shares of our Common Stock issuable upon conversion or repayment of the Registered Notes.

Maturity of Registered Notes	April 16, 2021, unless earlier converted or prepaid, in full, before that date.

Interest	The Registered Notes will accrue interest at a rate of 8% per annum. Interest will accrue beginning on the issue date of the Registered Notes and will be due and payable on the conversion, prepayment, event of default, and/or other acceleration of principal outstanding on each such Registered Note, in either cash or in shares of our common stock, as applicable pursuant to the terms of the Registered Notes. After the occurrence of any event of default that results in the eventual acceleration of the Registered Notes, the interest rate on the Registered Notes will accrue at an additional interest rate equal to the lesser of 12.5% per annum or the maximum rate permitted by law.

Payments in Shares of Common Stock	In the event that certain equity conditions with respect to the trading volume of our Common Stock and the average price of our Common Stock over a 15-day period before a Monthly Repayment of the Registered Notes is due and Payable, we have the option to pay principal and interest on the Registered Notes in shares of our Common Stock.

Conversion Rights

Holders may convert their Registered Notes at their option at any time prior to such holder’s Registered Note being paid in full. We may convert all, or any part, of the Registered Notes (but in no event less than an amount equal to the lesser of (x) two (2) times the daily average trading volume of our Common Stock for the prior twenty (20) consecutive trading days, and (y) all of the conversion amount then remaining under the Registered Notes) at any time that (i) the daily volume weighted average price (“VWAP”) for the prior twenty (20) consecutive trading days exceeds $4.50, (ii) no event of default under the Notes has occurred, (iii) certain other conditions have been satisfied.

Upon conversion, we will deliver shares of our Common Stock as described in this prospectus supplement.

Conversion Price	The Conversion Price is equal to $1.01 and is subject to adjustment pursuant to the terms of the Registered Notes if certain events occur. There is no conversion price protection in the Registered Notes. For more information, see “Description of the Securities That We Are Offering” and “Description of Debt Securities and Convertible Debt”.

S-8

Prepayment

We may prepay any portion of the principal amount of the Registered Notes, any accrued and unpaid interest relating to such prepaid portion of the principal and all other amounts due under the Registered Notes at any time upon ten (10) days’ prior written notice to the Note holders, so long as no event of default exists under the Registered Notes.

If we exercise our right to prepay a Registered Note, we must make a payment to the holder of (i) an amount in cash equal to sum of the principal amount of the Note and any accrued and unpaid interest without premium or penalty if such voluntary prepayment occurs on or prior to October 14, 2020, (ii) an amount in cash equal to the product of (x) the sum of the principal amount of the Note and any accrued and unpaid interest and (y) 110%, if such voluntary prepayment occurs after October 14, 2020, but before December 13, 2020, or (iii) an amount in cash equal to the product of (x) the sum of the principal amount of the Note and any accrued and unpaid interest and (y) 115% if such voluntary prepayment occurs after December 13, 2020 (the date on which such prepayment occurs, the “Mandatory Prepayment Date”).

We also must make such prepayments to the holders upon (i) our consummation of any public or private offering or other financing or capital-raising transaction during the term of the Notes in which we receive gross proceeds of at least $7.5 million or (ii) our receipt of at least $7.5 million in cash from any action, suit or proceeding.

Use of proceeds	We will receive gross proceeds of $450,000 from the sale of the Registered Notes in this offering. We intend to use the net proceeds from this offering for working capital and general corporate purposes. We will not receive any additional proceeds from the conversion of the Registered Notes. See “Use of Proceeds” herein.

Risk factors	Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section on page S-10 of this prospectus supplement for a discussion of factors to consider before deciding to invest in our securities.

Events of Default	If an event of default on the Registered Notes occurs, the outstanding principal amount of the Registered Notes, plus any accrued and unpaid interest and other amounts owed thereon, may become immediately due and payable, in cash or in shares of our Common Stock, at the option of the holders of the Registered Notes, at an amount equal to the greater of (i) 135% of the outstanding principal amount of the Registered Notes, plus any accrued and unpaid interest and other amounts owed thereon (the “Mandatory Default Amount”), or (ii) (x) the outstanding principal amount of the Registered Notes, plus any accrued and unpaid interest and other amounts owed thereon, divided by the Conversion Price, multiplied by (y) the highest closing price of our common stock during the period beginning on the date on which the event of default occurred and ending the day prior to the Mandatory Prepayment Date. See “Description of the Securities That We Are Offering” and “Description of Debt Securities and Convertible Debt” for additional information.

Governing Law	The Registered Notes will be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflict of laws thereof.

No Listing of Registered Notes	We do not intend to apply for listing of the Notes, including the Registered Notes, on any securities exchange.

Trading Market	Our shares of Common Stock are traded on Nasdaq under the symbol “DGLY”.

S-9

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus supplement, the accompanying base prospectus and in the documents that we incorporate by reference into this prospectus supplement and the accompanying base prospectus before you decide to purchase our securities. In particular, you should carefully consider and evaluate the risks and uncertainties described under the heading “Risk Factors” in this prospectus supplement. Any of the risks and uncertainties set forth in this prospectus supplement, the accompanying base prospectus and in the documents that we incorporate by reference herein and therein, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this prospectus supplement could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the value of our securities. As a result, you could lose all or part of your investment.

Risks Related to this Offering of Securities

Our insiders and affiliated parties beneficially own a significant portion of our Common Stock.

As of the date of this prospectus supplement, our executive officers, directors, and affiliated parties beneficially own approximately 16.9%of our Common Stock, including options vested or to vest within sixty (60) days. As a result, our executive officers, directors and affiliated parties will have significant influence to:

●	elect or defeat the election of our directors;

●	amend or prevent amendment of our articles of incorporation or bylaws;

●	effect or prevent a merger, sale of assets, change of control or other corporate transaction; and

●	affect the outcome of any other matter submitted to the stockholders for vote.

In addition, any sale of a significant amount of our Common Stock held by our directors and executive officers, or the possibility of such sales, could adversely affect the market price of our Common Stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing any gains from our Common Stock. Furthermore, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders. Accordingly, these stockholders could cause us to enter into transactions or agreements that we would not otherwise consider.

The market price for our Common Stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, and lack of profits, which could lead to wide fluctuations in the share price of our Common Stock. You may be unable to sell any shares of Common Stock that you hold at or above your purchase price, which may result in substantial losses to you.

The market for our Common Stock is characterized by significant price volatility when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats, and we expect that the share price of our Common Stock will continue to be more volatile than the shares of such larger, more established companies for the indefinite future. The volatility in the share price of our Common Stock is attributable to a number of factors. First, as noted above, our Common Stock is, compared to the shares of such larger, more established companies, sporadically and thinly traded. The price for our shares of share price of our Common Stock could, for example, decline precipitously in the event that a large number of shares of our Common Stock is sold on the market without commensurate demand. Secondly, an investment in our securities is a speculative or “risky” investment due to our lack of profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares of share price of our Common Stock on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that trades on a national securities exchange and has a large public float. Many of these factors are beyond our control and may decrease the market price of our Common Stock regardless of our operating performance.

S-10

In the event that the mandatory prepayment provision under the Notes is triggered, servicing such debt will require a significant amount of cash, and we may not have sufficient cash flow from our business to make payments on our debt, and such prepayment, if triggered, may adversely affect our financial condition and operating results.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the Notes, depends on our future performance, which is subject to economic, financial, competitive and other factors that may be beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional debt financing or equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations, including under the Notes. In addition, any of our future debt agreements may contain restrictive covenants that may prohibit us from adopting any of these alternatives. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of our debt.

There is currently no established trading market for the Registered Notes and we do not expect that one will develop.

There currently is no established trading market for the Registered Notes. In addition, we do not intend to apply for listing of the Notes, including the Registered Notes, on any securities exchange or to arrange for their quotation on any automated dealer quotation system, and we do not intend to make a market in the Notes, including the Registered Notes, and do not expect that one will develop. As a result, we cannot assure you that an active trading market will develop for the Notes, including the Registered Notes. If an active trading market does not develop or is not maintained, the liquidity of the Registered Notes may be adversely affected. In that case, you may not be able to sell your Registered Notes at a particular time, or you may not be able to sell your Registered Notes at a favorable price.

The sale or availability for sale of shares issuable upon conversion or repayment of the Notes or upon exercise of the Purchase Warrants issued in connection with our concurrent private offering may depress the price of our Common Stock and encourage short sales by third parties, which could further depress the price of our Common Stock.

To the extent that the purchasers of the Notes or the Purchase Warrants issued in connection with our concurrent private offering sell shares of our Common Stock issued upon conversion or repayment of the Notes or upon exercise of such Purchase Warrants, the market price of such shares of Common Stock may decrease due to the additional selling pressure in the market. In addition, the risk of dilution from issuances of such shares of Common Stock may cause stockholders to sell their shares of our Common Stock, which could further contribute to any decline in the price of our Common Stock. Any downward pressure on the price of our Common Stock caused by the sale or potential sale of such shares of Common Stock could encourage short sales by third parties. In a short sale, a prospective seller borrows shares from a stockholder or broker and sells the borrowed shares. The prospective seller hopes that the share price will decline, at which time the seller can purchase shares at a lower price for delivery back to the lender. The seller profits when the share price declines because it is purchasing shares at a price lower than the sale price of the borrowed shares. Such sales could place downward pressure on the price of our Common Stock by increasing the number of shares of our Common Stock being sold, which could further contribute to any decline in the market price of our Common Stock.

Holders of the Registered Notes will not be entitled to any rights with respect to our Common Stock but will be subject to all changes made with respect to our Common Stock.

Holders of the Registered Notes will not be entitled to any rights with respect to our Common Stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our Common Stock), but holders of the Registered Notes will be subject to all changes affecting our Common Stock. For example, if an amendment is proposed to our articles of incorporation requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the relevant holder acquiring shares of our Common Stock as a result of conversion of such holder’s Registered Notes or the repayment of such Registered Notes in the form of Common Stock, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes in the powers, preferences or special rights of our Common Stock.

S-11

In the event of that the mandatory prepayment provision under the Registered Notes is triggered, servicing such debt will require a significant amount of cash, and we may not have sufficient cash flow from our business to make payments on our debt, and such prepayment, if triggered, may adversely affect our financial condition and operating results.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the Registered Notes, depends on our future performance, which is subject to economic, financial, competitive and other factors that may be beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional debt financing or equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations, including the Registered Notes. In addition, any of our future debt agreements may contain restrictive covenants that may prohibit us from adopting any of these alternatives. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of our debt.

If we are not able to comply with the applicable continued listing requirements or standards of Nasdaq, Nasdaq could delist our Common Stock.

Our Common Stock is currently listed on Nasdaq. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with the applicable listing standards.

In the event that our Common Stock is delisted from Nasdaq and is not eligible for quotation on another market or exchange, trading of our Common Stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our Common Stock, and there would likely also be a reduction in our coverage by securities analysts and the news media, which could cause the price of our Common Stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a major exchange.

On July 11, 2019, we were officially notified by Nasdaq that, for the previous 30 consecutive business days, the minimum Market Value of Listed Securities (the “MVLS”) for our Common Stock was below the $35 million minimum MVLS requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5550(b)(2) (the “MVLS Rule”). In accordance with Nasdaq Listing Rule 5810(c)(3)(C), we had 180 calendar days, or until January 7, 2020, to regain compliance with the MVLS Rule. To regain compliance with the MVLS Rule, the minimum MVLS for our Common Stock must have been at least $35 million for a minimum of 10 consecutive business days at any time during this 180-day period. If we failed to regain compliance with such rule by January 7, 2020, we could have been delisted from Nasdaq. In the event of such notification, Nasdaq rules permitted us an opportunity to appeal Nasdaq’s determination

On January 8, 2020, we received a determination letter (the “Letter”) from the staff of Nasdaq (the “Staff”) stating that we had not regained compliance with the MVLS Standard, since our Common Stock was below the $35 million minimum MVLS requirement for continued listing on Nasdaq under the MLVS Rule and had not been at least $35 million for a minimum of 10 consecutive business days at any time during the 180-day grace period granted to us. Pursuant to the Letter, unless we requested a hearing to appeal this determination by 4:00 p.m. Eastern Time on January 15, 2020, our Common Stock would have been delisted from Nasdaq, trading of our Common Stock would have been suspended at the opening of business on January 17, 2020, and a Form 25-NSE would have been filed with the SEC, which would have removed our Common Stock from listing and registration on Nasdaq.

S-12

On January 13, 2020, we requested a hearing before the Nasdaq Hearings Panel (the “Panel”) to appeal the Letter and the Staff notified us that a hearing was scheduled for February 20, 2020 at 11:00 a.m. Eastern Time. We were asked to provide the Panel with a plan to regain compliance with the minimum MLVS requirement under the MLVS Rule, which needed to include a discussion of the events that we believe will enable us to timely regain compliance with the minimum MLVS requirement. On January 21, 2020, we submitted a compliance plan that we believed was sufficient to permit us to regain compliance with the minimum MLVS requirement. On February 20, 2020, we appeared before the Panel to discuss our plan to regain compliance, including, but not limited to, complying with Nasdaq Listing Rule 5550(b)(1), which is the minimum stockholders’ equity standard for continued listing, which requires that companies listed on Nasdaq maintain a minimum of $2,500,000 in stockholder’s equity (“Rule 5550(b)(1)”). On March 6, 2020, we received written notice from the Panel indicating that, based on the plan of compliance that we had presented at such hearing, the Panel granted our request for the continued listing of our Common Stock on Nasdaq, subject to, among other things, us keeping the Staff updated on the progress of our compliance plan and ultimately being able to evidence shareholder equity in an amount greater than or equal to $2,500,000 in accordance with Rule 5550(b)(1) no later than June 30, 2020. During this time, our Common Stok will remain listed and trading on Nasdaq.

There can be no assurance that we will be able to continue to meet our plan of compliance that we submitted to the Panel and that we will be able to evidence compliance with Rule 5550(b)(1) on or before June 30, 2020, or that, in the event that we regain compliance with such rule, we will continue to remain in compliance with such rule and all other Nasdaq continued listing standards. However, in the event that this offering is successful and we are able to raise all of the proceeds associated with this offering, we expect that it will help enable us to remain in compliance with Rule 5550(b)(1). However, there can be no assurance that this offering will be successful and that we will be able to raise adequate proceeds to enable it to remain in compliance with Nasdaq’s continued listing standards. If our Common Stock ceases to be listed for trading on Nasdaq, the Company would expect that its Common Stock would be traded on one of the three tiered marketplaces of the OTC Markets Group. In the event that we are delisted from Nasdaq, our Common Stock may lose liquidity, increase volatility, and lose market maker support.

In the event that our Common Stock is delisted from Nasdaq, U.S. broker-dealers may be discouraged from effecting transactions in shares of our Common Stock because they may be considered penny stocks and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate a “penny stock” that restricts transactions involving stock which is deemed to be a penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or traded on Nasdaq if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our shares of Common Stock have in the past constituted, and may again in the future constitute, a “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our Common Stock, which could severely limit the market liquidity of such shares of Common Stock and impede their sale in the secondary market.

A U.S. broker-dealer selling a penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to any “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

S-13

You should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

If and when a larger trading market for our Common Stock develops, the market price of our Common Stock is still likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares at or above the price at which you acquired them.

The market price of our Common Stock may be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

●	variations in our revenues and operating expenses;

●	actual or anticipated changes in the estimates of our operating results or changes in stock market analyst recommendations regarding our Common Stock, other comparable companies or our industry generally;

●	market conditions in our industry, the industries of our customers and the economy as a whole;

●	actual or expected changes in our growth rates or our competitors’ growth rates;

●	developments in the financial markets and worldwide or regional economies;

●	announcements of innovations or new products or services by us or our competitors;

●	announcements by the government relating to regulations that govern our industry;

●	sales of our Common Stock or other securities by us or in the open market; and

●	changes in the market valuations of other comparable companies.

●	other events or factors, many of which are beyond our control, including those resulting from such events, or the prospect of such events, including war, terrorism and other international conflicts, public health issues including health epidemics or pandemics, such as the recent outbreak of COVID-19, and natural disasters such as fire, hurricanes, earthquakes, tornados or other adverse weather and climate conditions, whether occurring in the United States or elsewhere, could disrupt our operations, disrupt the operations of our suppliers or result in political or economic instability

In addition, if the market for technology stocks or the stock market in general experiences loss of investor confidence, the trading price of our Common Stock could decline for reasons unrelated to our business, financial condition or operating results. The trading price of our shares of Common Stock might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. Each of these factors, among others, could harm the value of your investment in our securities. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

S-14

Our ability to use our net operating loss carry-forwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period), the corporation’s ability to use its pre-change net operating loss carry-forwards and other pre-change tax attributes (such as research tax credits) to offset its post-change income may be limited. We may experience ownership changes in the future as a result of subsequent shifts in our stock ownership, including as a result of the completion of this offering when it is taken together with other transactions we may consummate in the succeeding three-year period. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carry-forwards to offset U.S. federal taxable income may be subject to limitations, which potentially could result in increased future tax liability to us.

We do not anticipate paying dividends on our Common Stock in the foreseeable future; you should not buy our securities if you expect dividends.

The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

You will experience immediate and substantial dilution upon conversion of your Registered Notes.

The Conversion Price of the Registered Notes exceeds the net tangible book value per share of our Common Stock outstanding prior to this offering. Assuming that an aggregate of 495,049 shares of our Common Stock are issued upon conversion of the Registered Notes at the Conversion Price of $1.01 per share, holders of the Registered Notes will experience immediate dilution of $1.51 per share, representing the difference between our as adjusted net tangible book value per share as of December 31, 2019, after giving effect to this offering and the conversion of the Registered Notes, and the Conversion Price. The exercise of outstanding stock options and warrants, and the conversion of other outstanding convertible debt will result in further dilution of your investment. See the section entitled “Dilution” on page S-30  of this prospectus supplement for a more detailed illustration of the dilution you would incur if you convert your Registered Notes. In addition, you may experience further dilution upon our election to repay the Registered Notes in shares of our Common Stock. See “Description of the Securities That We Are Offering” and “Description of Debt Securities and Convertible Debt”.

Exercise of options or warrants or conversion of other convertible securities may have a dilutive effect on your percentage ownership of Common Stock, and may result in a dilution of your voting power and an increase in the number of shares of Common Stock eligible for future resale in the public market, which may negatively impact the trading price of our shares of Common Stock.

The exercise or conversion of some or all of our outstanding warrants or convertible securities could result in significant dilution in the percentage ownership interest of investors in this offering and in the percentage ownership interest of our existing common stockholders and in a significant dilution of voting rights and earnings per share.

As of April 17, 2020 , we have warrants outstanding to purchase 4,860,323 shares of Common Stock. The warrants have a weighted average exercise price of $5.12 and a weighted average years to maturity of approximately 2.6 years. In addition, we have options to purchase 589,125 shares of our Common Stock outstanding and exercisable at an average price of $3.74 per share.

In addition to the dilutive effects described above, the exercise of those securities would lead to an increase in the number of shares of Common Stock eligible for resale in the public market. Sales of substantial numbers of such shares of Common Stock in the public market could adversely affect the market price of our shares of Common Stock. Substantial dilution and/or a substantial increase in the number of shares of Common Stock available for future resale may negatively impact the trading price of our shares of Common Stock.

S-15

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing securities that would dilute the ownership of the Common Stock. Depending on the terms available to us, if these activities result in significant dilution, it may negatively impact the trading price of our shares of Common Stock.

We may acquire other technologies or finance strategic alliances by issuing our equity or equity-linked securities, which may result in additional dilution to our stockholders. We have financed our operations, and we expect to continue to finance our operations, acquisitions, if any, and the development of strategic relationships by issuing equity and/or convertible securities, which could significantly reduce the percentage ownership of our existing stockholders. Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to, or pari passu with, those of our Common Stock. Any issuances by us of equity securities may be at or below the prevailing market price of our Common Stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our Common Stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our shares of Common Stock. The holders of any securities or instruments we may issue may have rights superior to the rights of our common stockholders. If we experience dilution from issuance of additional securities and we grant superior rights to new securities over common stockholders, it may negatively impact the trading price of our shares of Common Stock.

Our charter documents and Nevada law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our Common Stock.

Provisions of Nevada anti-takeover law (NRS 78.378 et seq.) could have the effect of delaying or preventing a third-party from acquiring us, even if the acquisition arguably could benefit our stockholders. Various provisions of our by-laws may delay, defer or prevent a tender offer or takeover attempt of us that a stockholder might consider in his or her best interest. Our by-laws may be adopted, amended or repealed by the affirmative vote of the holders of at least a majority of our outstanding shares of capital stock entitled to vote for the election of directors, and except as provided by Nevada law, our Board of Directors shall have the power to adopt, amend or repeal the bylaws by a vote of not less than a majority of our directors. The interests of these stockholders and directors may not be consistent with your interests, and they may make changes to the by-laws that are not in line with your concerns.

Subject to applicable Nasdaq rules regarding the issuance of 20% or more of our Common Stock, our authorized but unissued shares of Common Stock are available for our Board or Directors to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, however, faced with an attempt to obtain control of us by means of a proxy context, tender offer, merger or other transaction our Board of Directors acting alone and without approval of our stockholders can issue large amounts of capital stock as part of a defense to a take-over challenge.

The existence of the foregoing provisions and other potential anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our Common Stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your Common Stock in an acquisition.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our Common Stock adversely, our Common Stock price and trading volume could decline.

The trading market for our shares of Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our Common Stock adversely, or provide more favorable relative recommendations about our competitors, our share price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our Common Stock price or trading volume to decline.

S-16

The requirements of being a U.S. public company may strain our resources and divert management’s attention.

As a U.S. public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual and current reports with respect to our business and operating results.

As a result of disclosure of information in this prospectus supplement, the accompanying base prospectus and in the documents that we incorporate by reference herein and therein, as well as in filings required of a public company, our business and financial condition is more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert resources of our management and harm our business and operating results.

We may not be able to maintain an active, liquid trading market for our Common Stock, which may cause our Common Stock to trade at a discount and make it difficult for you to sell the Common Stock you hold.

Our Common Stock is currently listed on Nasdaq. However, there can be no assurance that we will be able to maintain an active market for our Common Stock either now or in the future. If an active and liquid trading market cannot be sustained, you may have difficulty selling any of our Common Stock that you hold. The market price of our Common Stock may decline below the applicable public offering price you paid in this offering, and you may not be able to sell your shares of our Common Stock at or above the price you paid, or at all.

Because our management will have broad discretion and flexibility in how the net proceeds from this offering are used, our management may use the net proceeds in ways with which you disagree or which may not prove effective.

We currently intend to use the net proceeds from this offering as discussed under “Use of Proceeds” in this prospectus supplement. We have not allocated specific amounts of the net proceeds from this offering for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

Risks Related to our Business

We have incurred losses in recent years.

We have had net losses for several years and had an accumulated deficit of $87,388,619 at December 31, 2019, which includes our net losses of $10,005,713 for the year ended December 31, 2019, as compared to $ 15,544,551 for the year ended December 31, 2018. We have implemented several initiatives intended to improve our revenues and reduce our operating costs with a goal of restoring profitability. If we are unsuccessful in this regard, it will have a material adverse impact on our business, prospects, operating results and financial condition.

We do not have any revolving credit facilities and it may be difficult for us to enter into one.

We have no revolving credit facility to fund our operating needs should it become necessary. It will be difficult to obtain an institutional line of credit facility given our recent operating losses and the current banking environment, which may adversely affect our ability to finance our business, grow or be profitable. Further, even if we could obtain a new credit facility, in all likelihood it would not be on terms favorable to us.

If we are unable to manage our current business activities, our prospects may be limited and our future profitability may be adversely affected.

We experienced a decline in our operating results from 2009 to 2019 and to date in 2020. Our revenues have been unpredictable, which poses significant burdens on us to be proactive in managing production, personnel levels and related costs. We will need to improve our revenues, operations, financial and other systems to manage our business effectively, and any failure to do so may lead to inefficiencies and redundancies which reduce our prospects to return to profitability.

S-17

We face risks related to health epidemics and other outbreaks, which could significantly disrupt our operations and could have a material adverse impact on us, and the recent coronavirus outbreak could materially and adversely affect our business.

An outbreak of a new respiratory illness caused by COVID-19 has resulted in millions of infections and hundreds of thousands of deaths worldwide, as of the date of filing of this prospectus supplement, and continues to spread across the globe, including throughout the law enforcement and commercial fleets channels in the United States, the major market in which we operate. The outbreak of COVID-19 or by other epidemics could materially and adversely affect our business, financial condition and results of operations. If COVID-19 worsens in the United States and Asia, or in any other regions in which we have material operations or sales, our business activities originating from affected areas, including sales, manufacturing and supply chain related activities, could be adversely affected. Although we have been deemed by the State of Kansas to be an “essential business”, our supply chain has been disrupted and our customers, in particular our commercial customers, have been significantly impacted, which has in turn reduced our operations and activities, Disruptive activities from COVID-19 could still include the temporary closure of our manufacturing facilities and those used in our supply chain processes, restrictions on the export or shipment of our products, significant cutback of ocean container delivery from Asia, business closures in impacted areas, and restrictions on our employees’ and consultants’ ability to travel and to meet with customers. The extent to which COVID-19 impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the virus and the actions to contain it or treat its impact, among others. COVID-19 could also result in social, economic and labor instability in the countries in which we or our customers and suppliers operate.

If workers at one or more of our offices or the offices of our suppliers or manufacturers become ill or are quarantined and in either or both events are therefore unable to work, our operations could be subject to disruption. Further, if our manufacturers become unable to obtain necessary raw materials or components, we may incur higher supply costs or our manufacturers may be required to reduce production levels, either of which may negatively affect our financial condition or results of operations. In addition, the capital markets have been disrupted and our efforts to raise necessary capital will likely be adversely impacted by the outbreak of COVID-19. As a result, we cannot forecast with any certainty when the disruptions caused by such outbreak will cease to impact our business and the results of our operations. In reviewing our consolidated financial statements for the year ended December 31, 2019, as well as the notes to such financial statements, including our discussion of our ability to continue as a going concern set forth therein, which financial statements and notes are incorporated by reference to this prospectus supplement and accompanying base prospectus, consider the additional uncertainties caused by the outbreak of COVID-19.The extent to which COVID-19 affects our results will depend on future developments that are highly uncertain and cannot be predicted, including actions to contain COVID-19 or address and treat its effects, among others.

There are risks related to dealing with domestic governmental entities as customers.

One of the principal target markets for our products is the law enforcement community. In this market, the sale of products will be subject to budget constraints of governmental agencies purchasing these products, which could result in a significant reduction in our anticipated revenues. Such governmental agencies have experienced budgetary pressures because of the recent recession and its impact on local sales, property and income taxes that provide funding for purchasing our products. These agencies also may experience political pressure that dictates the way they spend money. Thus, even if an agency wants to acquire our products, it may be unable to purchase them due to budgetary or political constraints, even if such agencies have the necessary funds, we may experience delays and relatively long sales cycles due to their internal decision-making policies and procedures.

S-18

There are risks related to dealing with foreign governmental entities as customers.

We target the law enforcement community in foreign countries for the sale of many of our products. While foreign countries vary, generally the sale of our products will be subject to political and budgetary constraints of foreign governments and agencies purchasing these products, which could result in a significant reduction in our anticipated revenues. Some foreign governments are experiencing budgetary pressures because of various reasons specific to them and their impact on taxes and tariffs that in many cases provide funding for purchasing our products. Law enforcement agencies within these countries also may experience political pressure that dictates the way they spend money. Thus, even if a foreign country or its law enforcement agencies want to acquire our products, it may be unable to purchase them due to budgetary or political constraints. We cannot assure investors that such governmental agencies will have the necessary funds to purchase our products even though they may want to do so. Further, even if such agencies have the necessary funds, we may experience delays and relatively long sales cycles due to their internal decision-making policies and procedures.

International law enforcement and other agencies that may consider using our products must analyze a wide range of issues before committing to purchase products like ours, including training costs, product reliability and budgetary constraints. The length of our sales cycle may range from a few months to a year or more. We may incur substantial selling costs and expend significant effort in connection with the evaluation of our products by potential customers before they place an order. Initial orders by foreign governments and agencies typically are for a small number of units that are used to evaluate the products. If these potential customers do not purchase our products, we will have expended significant resources and receive no revenue in return. In addition, we may be selected as the vendor of choice by these foreign customers but never receive the funding necessary to purchase our product due to political or economic reasons.

We are marketing our DVM-250, DVM-250 Plus event recorder and FirstVU HD products to commercial customers, which is a relatively new sales channel for us and we may experience problems in gaining acceptance.

The principal target commercial market for our event recorder products is commercial fleet operators, such as taxi cabs, limousine services, transit buses, ambulance services and a variety of delivery services. In addition, we are marketing our FirstVU HD to commercial customers. These are relatively new sales channels for us and we may experience difficulty gaining acceptance of our other products by the targeted customers. Our sales of such products will be subject to budget constraints of both the large and small prospective customers, which could result in a significant reduction in our anticipated revenues. Certain of such companies have experienced budgetary and financial pressures for various reasons specific to them or the industry in which they operate, which may negatively impact their ability to purchase our products. Thus, even if prospective customers want to acquire our products, they may be unable to do so because of such factors. Further, even if such companies have the necessary funds, we may experience delays and relatively long sales cycles due to their internal decision-making policies and procedures.

We are operating in a developing market and there is uncertainty as to market acceptance of our technology and products.

The markets for our new and enhanced products and technology are developing and rapidly evolving. They are characterized by an increasing number of market entrants who have developed or are developing a wide variety of products and technologies, a number of which offer certain of the features that our products offer. Because of these factors, demand and market acceptance for new products are subject to a high level of uncertainty. There can be no assurance that our technology and products will become widely accepted. It is also difficult to predict with any assurance the future growth rate, if any, and size of the market. If a substantial market fails to develop, develops more slowly than expected or becomes saturated with competitors or if our products do not achieve or continue to achieve market acceptance, our business, operating results and financial condition will be materially and adversely affected.

Our technology may also be marketed and licensed to device manufacturers for inclusion in the products and equipment they market and sell as an embedded solution. As with other new products and technologies designed to enhance or replace existing products or technologies or change product designs, these potential partners may be reluctant to integrate our digital video recording technology into their systems unless the technology and products are proven to be both reliable and available at a competitive price. Even assuming product acceptance, our potential partners may be required to redesign their systems to effectively use our digital video recording technology. The time and costs necessary for such redesign could delay or prevent market acceptance of our technology and products. A lack of, or delay in, market acceptance of our digital video recording technology and products would adversely affect our operations. There can be no assurance that we will be able to market our technology and products successfully or that any of our technology or products will be accepted in the marketplace.

S-19

We expend significant resources in anticipation of a sale due to our lengthy sales cycle and may receive no revenue in return.

Generally, law enforcement and other agencies and commercial fleet and mass transit operators that may consider using our products must analyze a wide range of issues before committing to purchase products like ours, including training costs, product reliability and budgetary constraints. The length of our sales cycle may range from several months to a year or more. We may incur substantial selling costs and expend significant effort in connection with the evaluation of our products by potential customers before they place an order. Initial orders by agencies typically are for a small number of units that are used to evaluate the products. If these potential customers do not purchase our products, we will have expended significant resources and have received no revenue in return.

Our market is characterized by new products and rapid technological change.

The market for our products is characterized by rapidly changing technology and frequent new product introductions. Our future success will depend in part on our ability to enhance our existing technologies and products and to introduce new products and technologies to meet changing customer requirements. We are currently devoting, and intend to continue to devote, significant resources toward the development of new digital video recording technology and products both as stand-alone products and embedded solutions in third party products and systems. There can be no assurance that we will successfully complete the development of these technologies and related products in a timely fashion or that our current or future products will satisfy the needs of the digital video recording market. There can also be no assurance that digital video recording products and technologies developed by others will not adversely affect our competitive position or render our products or technologies non-competitive or obsolete.

We depend on sales from our in-car video products and body-worn cameras and if these products become obsolete or not widely accepted, our growth prospects will be diminished.

We derived our revenues in 2018, 2019 and to date in 2020 predominantly from sales of our in-car video systems, including the DVM-800, our largest selling product, and the FirstVU HD body-worn camera, our second largest selling product. We expect to continue to depend on sales of these products during 2020, although we do expect our newly launched EVO-HD in-car system to gain traction in 2020. A decrease in the prices of, or the demand for our in-car video products, or the failure to achieve broad market acceptance of our new product offerings, would significantly harm our growth prospects, operating results and financial condition.

We substantially depend on our research and development activities to design new products and upgrades to existing products and if these products are not widely accepted, or we encounter difficulties and delays in launching these new products, our growth prospects will be diminished.

We have a number of active research and development projects underway that are intended to launch new products or upgrades to existing products. We may incur substantial costs and/or delays in completion of these activities that may not result in viable products or may not be received well by our potential customers. We incurred $2,005,717 and $1,444,063 in research and development expenses during the years ended December 31, 2019 and 2018, respectively, which represent a substantial expense in relation to our total revenues and net losses. If we are unsuccessful in bringing these products from the engineering prototype phase to commercial production, we could incur additional expenses (in addition to those already spent) without receiving revenues from the new products. Also, these new products may fail to achieve broad market acceptance and may not generate revenue to cover expenses incurred to design, develop, produce and market the new product offerings. Substantial delays in the launch of one or more products could negatively impact our revenues and increase our costs, which could significantly harm our growth prospects, operating results and financial condition.

S-20

If we are unable to compete in our market, you may lose all or part of your investment.

The law enforcement and security surveillance markets are extremely competitive. Competitive factors in these industries include ease of use, quality, portability, versatility, reliability, accuracy and cost. There are companies with direct competitive technology and products in the law enforcement and surveillance markets for all our products and those we have in development. Many of these competitors have significant advantages over us, including greater financial, technical, marketing and manufacturing resources, more extensive distribution channels, larger customer bases and faster response times to adapt new or emerging technologies and changes in customer requirements. Our primary competitors include L-3 Mobile-Vision, Inc., Coban Technologies, Inc., WatchGuard, Kustom Signals, Panasonic System Communications Company, International Police Technologies, Inc. and a number of other competitors who sell or may in the future sell in-car video systems to law enforcement agencies. Our primary competitors in the body-worn camera market include Axon, Reveal Media and WatchGuard. We face similar and intense competitive factors for our event recorders in the mass transit markets as we do in the law enforcement and security surveillance markets. We will also compete with any company making surveillance devices for commercial use. Many of our competitors have greater financial, technical marketing, and manufacturing resources than we do. Our primary competitors in the commercial fleet sector include Lytx, Inc. (previously DriveCam, Inc.) and SmartDrive Systems.

There can be no assurance that we will be able to compete successfully in these markets. Further, there can be no assurance that new and existing companies will not enter the law enforcement and security surveillance markets in the future.

Although we believe that our products will be distinguishable from those of our competitors based on their technological features and functionality at an attractive value proposition, there can be no assurance that we will be able to penetrate any of our anticipated competitors’ portions of the market. Many of our anticipated competitors may have existing relationships with equipment or device manufacturers that may impede our ability to market our technology to those potential customers and build market share. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on our business, operating results and financial condition. If we are not successful in competing against our current and future competitors, you could lose your entire investment. See “Business – Competition” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 that we filed with the SEC on April 6, 2020 for additional information.

Defects in our products could impair our ability to sell our products or could result in litigation and other significant costs.

Any significant defects in our products may result in, among other things, delay in time-to-market, loss of market acceptance and sales of our products, diversion of development resources, and injury to our reputation, or increased warranty costs. Because our products are technologically complex, they may contain defects that cannot be detected prior to shipment. These defects could harm our reputation and impair our ability to sell our products. The costs we may incur in correcting any product defects may be substantial and could decrease our profit margins. In 2018 and 2017, we had certain product quality issues with the DVM-800 and FirstVU HD, which adversely affected our revenues and operating results however, these issues have been successfully mitigated at this time.

In addition, errors, defects or other performance problems could result in financial or other damages to our customers, which could result in litigation. Product liability litigation, even if we prevail, would be time consuming and costly to defend. Our product liability insurance may not be adequate to cover claims. Our product liability insurance coverage per occurrence is $1,000,000, with a $2,000,000 aggregate for our general business liability coverage and an additional $1,000,000 per occurrence. Our excess or umbrella liability coverage per occurrence and in aggregate is $5,000,000.

Product defects can be caused by design errors, programming bugs, or defects in component parts or raw materials. This is common to every product manufactured which is based on modern electronic and computer technology. Because of the extreme complexity of digital in-car video systems, one of the key concerns is operating software robustness. Some of the software modules are provided to us by outside vendors under license agreements, while other portions are developed by our own software engineers. As with any software-dependent product, “bugs” can occur, even with rigorous testing before release of the product. The software included in our digital video rear view mirror products is designed to be “field upgradeable” so that changes or fixes can be made by the end user by downloading new software through the internet. We intend to incorporate this technology into any future products as well, providing a quick resolution to potential software issues that may arise over time.

S-21

As with all electronic devices, hardware issues can arise from many sources. The component electronic parts that we utilize come from many sources around the world. We attempt to mitigate the possibility of shipping defective products by fully testing sub-assemblies and thoroughly testing assembled units before they are shipped out to our customers. Because of the nature and complexity of some of the electronic components used, such as microprocessor chips, memory systems, and zoom video camera modules, it is not technically or financially realistic to attempt to test every single aspect of every single component and their potential interactions. By using components from reputable and reliable sources, and by using professional engineering, assembly, and testing methods, we seek to limit the possibility of defects slipping through. In addition to internal testing, we now have thousands of units in the hands of law enforcement departments and in use every day. Over the past years of field use, we have addressed a number of subtle issues and made refinements requested by the end-user.

We are dependent on key personnel.

Our success will be largely dependent upon the efforts of our executive officers, Stanton E. Ross and Thomas J. Heckman. We do not have employment agreements with Messrs. Ross or Heckman, although we entered into retention agreements with such officers on December 23, 2008, which were amended in April 2018. The loss of the services of either of these individuals could have a material adverse effect on our business and prospects. There can be no assurance that we will be able to retain the services of such individuals in the future. We have not obtained key-man life insurance policies on these individuals. We are also dependent to a substantial degree on our technical, research and development staff. Our success will be dependent upon our ability to hire and retain additional qualified technical, research, management, marketing and financial personnel. We will compete with other companies with greater financial and other resources for such personnel. Although we have not had trouble in attracting qualified personnel to date, there can be no assurance that we will be able to retain our present personnel or acquire additional qualified personnel as and when needed.

We are dependent on manufacturers and suppliers.

We purchase, and intend to continue to purchase, substantially all the components for our products and some entire products, from a limited number of manufacturers and suppliers, most of whom are located outside the United States. Our internal process is principally to assemble the various components and subassemblies manufactured by our suppliers and test the assembled product prior to shipping to our customers. We do not intend to directly manufacture any of the equipment or parts to be used in our products. Our reliance upon outside manufacturers and suppliers, including foreign suppliers, is expected to continue, increase in scope and involves several risks, including limited control over the availability of components, and products themselves and related delivery schedules, pricing and product quality. We may be subject to political and social risks associated with specific regions of the world including those that may be subject to changes in tariffs that may have substantial effects on our product costs and supply chain reliability and availability. We may experience delays, additional expenses and lost sales if we are required to locate and qualify alternative manufacturers and suppliers.

A few of the semiconductor chip components for our products are produced by a very small number of specialized manufacturers. Currently, we purchase one essential semiconductor chip from a single manufacturer who currently sources such chipsets from the Philippines, China, Taiwan and South Korea, among other countries. While we believe that there are alternative sources of supply, if, for any reason, we are precluded from obtaining such a semiconductor chip from this manufacturer, we may experience long delays in product delivery due to the difficulty and complexity involved in producing the required component and we may also be required to pay higher costs for our components.

While we do the final assembly, testing, packaging, and shipment of certain of our products in-house, a number of our component parts are manufactured by subcontractors. These subcontractors include: raw circuit board manufacturers; circuit board assembly houses; injection plastic molders; metal parts fabricators; and other custom component providers. While we are dependent upon these subcontractors to the extent that they are producing custom subassemblies and components necessary for manufacturing our products, we still own the designs and intellectual property involved. This means that the failure of any one contractor to perform may cause delays in production. However, we can mitigate potential interruptions by maintaining “buffer stocks” of critical parts and subassemblies and by using multiple sources for critical components. We also can move our subcontracting to alternate providers. Being forced to use a different subcontractor could cause production interruptions ranging from negligible, such as a few weeks, to very costly, such as four to six months. Further, the failure of a foreign manufacturer to deliver products to us timely, in sufficient quantities and with the requisite quality would have a material adverse impact on our business, operations and financial condition.

S-22

The only components that would require a complete redesign of our digital video electronics package are the chips manufactured by Texas Instruments Incorporated (“Texas Instruments”). While there are competitive products available, each chip has unique characteristics that would require extensive tailoring of product designs to use it. The Texas Instruments chip is the heart of our video processing system. If Texas Instruments became unwilling or unable to provide us with these chips, we would be forced to redesign our digital video encoder and decoder systems. Such a complete redesign could take substantial time (over six months) to complete. We attempt to mitigate the potential for interruption by maintaining continuous stocks of these chips to support several months’ worth of production. In addition, we regularly check on the end-of-life status of these parts to make sure that we will know well in advance of any decisions by Texas Instruments to discontinue these parts. There are other semiconductors that are integral to our product design and which could cause delays if discontinued, but not to the same scale as the Texas Instruments chips.

Although we have not historically had significant supply chain issues with these manufacturers, suppliers, and subcontractors, there can be no assurance that we will be able to retain our present relationships and should we lose these manufacturers, suppliers, and subcontractors, our business would be adversely affected.

We are uncertain of our ability to protect technology through patents.

Our ability to compete effectively will depend on our success in protecting our proprietary technology, both in the United States and abroad. We have filed for at least 37 patents for protection in the United States and certain other countries to cover certain design aspects of our products. We license the critical technology on which our products are based from Sasken-Ingenient, Inc. (“Sasken”) and Lead Technologies, Inc. (“Lead”) pursuant to license agreements. However, the technology licensed from Sasken and Lead is critical because it is the basis of our current product design. We may choose to use other video encoding and decoding technology in future products, thus lessening our dependence on our licenses with these companies.

We have been issued at least 22 patents to date by the USPTO. In addition, we have at least 15 patent applications that are still under review by the U.S. Patent Office and, therefore, we have not yet been issued all the patents that we applied for in the United States. No assurance can be given that any patents relating to our existing technology will be issued from the United States or any foreign patent offices, that we will receive any patents in the future based on our continued development of our technology, or that our patent protection within and/or outside of the United States will be sufficient to deter others, legally or otherwise, from developing or marketing competitive products utilizing our technologies.

If our patents were to be denied as filed, we would seek to obtain different patents for other parts of our technology. If our main patent, which relates to the placement of the in-car video system in a rear-view mirror, were to be challenged and denied, it could potentially allow our competitors to build very similar devices. Currently, this patent is not being challenged. However, we believe that very few of our competitors would be capable of this because of the level of technical sophistication and level of miniaturization required. Even if we obtain patents, there can be no assurance that they will be enforceable to prevent others from developing and marketing competitive products or methods. If we bring an infringement action relating to any future patents, it may require the diversion of substantial funds from our operations and may require management to expend efforts that might otherwise be devoted to our operations. Furthermore, there can be no assurance that we will be successful in enforcing our patent rights.

Further, if any patents are issued there can be no assurance that patent infringement claims in the United States or in other countries will not be asserted against us by a competitor or others, or if asserted, that we will be successful in defending against such claims. If one of our products is adjudged to infringe patents of others with the likely consequence of a damage award, we may be enjoined from using and selling such product or be required to obtain a royalty-bearing license, if available on acceptable terms. Alternatively, if a license is not offered, we might be required, if possible, to redesign those aspects of the product held to infringe to avoid infringement liability. Any redesign efforts we undertake might be expensive, could delay the introduction or the re-introduction of our products into certain markets, or may be so significant as to be impractical.

We are involved in litigation relating to our intellectual property.

We are subject to various legal proceedings arising from normal business operations. Although there can be no assurances, based on the information currently available, management believes that it is probable that the ultimate outcome of each of the actions will not have a material adverse effect on our consolidated financial statements. However, an adverse outcome in certain of the actions could have a material adverse effect on our financial results in the period in which it is recorded.

S-23

Axon Enterprises, Inc. (Formerly Taser International, Inc.). The Company owns U.S. Patent No. 9,253,452 (the “452 Patent”), which generally covers the automatic activation and coordination of multiple recording devices in response to a triggering event, such as a law enforcement officer activating the light bar on the vehicle.

The Company filed suit on January 15, 2016 with the U.S. District Court (Case No: 2:16-cv-02032) against Axon, alleging willful patent infringement against Axon’s body camera product line and signal auto-activation product. The Company is seeking both monetary damages and a permanent injunction against Axon for infringement of the ’452 Patent.

In addition to the infringement claims, the Company brought claims alleging that Axon conspired to keep the Company out of the marketplace by engaging in improper, unethical and unfair competition. The amended lawsuit alleges that Axon bribed officials and otherwise conspired to secure no-bid contracts for its products in violation of both state law and federal antitrust law. The Company’s lawsuit also seeks monetary and injunctive relief, including treble damages, for these alleged violations.

Axon filed an answer, which denied the Company’s patent infringement allegations on April 1, 2016. In addition, Axon filed a motion to dismiss all such allegations in the complaint on March 4, 2016, for which the Company filed an amended complaint on March 18, 2016 to address certain technical deficiencies in the pleadings. The Company amended its complaint and Axon renewed its motion to seek dismissal of the allegations that it had bribed officials and otherwise conspired to secure no-bid contracts for its products in violation of both state law and federal antitrust law on April 1, 2016. Formal discovery commenced on April 12, 2016 with respect to the patent related claims. In January 2017, the U.S. District Court granted Axon’s motion to dismiss the portion of the lawsuit regarding claims that it had bribed officials and otherwise conspired to secure no-bid contracts for its products in violation of both state law and federal antitrust law. On May 2, 2018, the Federal Circuit Court affirmed the U.S. District Court’s ruling relative to the antitrust portion of the lawsuit and on October 1, 2018 the Supreme Court denied the Company’s petition for review.

In December 2016 and January 2017, Axon filed two petitions for inter partes review (“IPR”) against the ’452 Patent. The USPTO rejected both of Axon’s petitions. Axon is now statutorily precluded from filing any more IPR petitions against the ’452 Patent.

The U.S. District Court litigation was temporarily stayed following the filing of the petitions for IPR. However, on November 17, 2017, the U.S. District Court rejected Axon’s request to maintain the stay. With this significant ruling, the parties proceeded towards trial. When litigation resumed, the U.S. District Court issued a claim construction order (also called a Markman Order) where it sided with the Company on all disputes and denied Axon’s attempts to limit the scope of the claims. Fact discovery closed on October 8, 2018, and a final pretrial conference took place on January 16, 2019. The parties each filed a motion for summary judgment on January 31, 2019, and the U.S. District Court granted Axon’s motion for summary judgment on June 17, 2019. Importantly, the U.S. District Court’s ruling did not find that the Company’s ’452 Patent was invalid. It also did not address any other issue, such as whether the Company’s requested damages were appropriate, and it does not impact the Company’s ability to file additional lawsuits to hold other competitors accountable for patent infringement. This ruling solely related to an interpretation of the Company’s claims as they relate to Axon and was unrelated to the supplemental briefing the Company filed on its damages claim and the WatchGuard settlement. Those issues are separate and the U.S. District Court’s ruling on the motion for summary judgment had nothing to do with the Company’s damages request.

The Company filed an opening appeal brief on August 26, 2019 with the United States Court of Appeals for the Tenth Circuit (the “Court of Appeals”), appealing the U.S. District Court’s granting of Axon’s motion for summary judgment, Axon responded by filing a responsive brief on November 6, 2019 and the Company then filed a reply brief responding to Axon on November 27, 2019. The Court of Appeals scheduled oral arguments on the Company’s appeal of the U.S. District Court’s summary judgment ruling on April 6, 2020. This appeal was intended to address the Company’s position that the U.S. District Court incorrectly dismissed the Company’s claims against Axon. If the Court of Appeals overturns the ruling of the U.S. District Court, the case will be remanded to the U.S. District Court before a new judge. On March 12, 2020, the panel of judges for the Court of Appeals issued an order cancelling the oral arguments previously set for April 6, 2020 having determined that the appeal will be decided solely based on the parties’ briefs. As of the date of this prospectus supplement, the decision of the Court of Appeals is still pending.

S-24

Enforcement Video, LLC d/b/a WatchGuard Video. On May 27, 2016, the Company filed suit against WatchGuard, in the U.S. District Court for the District of Kansas (Case No. 2:16-cv-02349-JTM-JPO) alleging patent infringement based on WatchGuard’s VISTA Wifi and 4RE In-Car product lines.

The USPTO has granted multiple patents to the Company with claims covering numerous features, such as automatically activating all deployed cameras in response to the activation of just one camera. Additionally, the Company’s patent claims cover automatic coordination as well as digital synchronization between multiple recording devices. The Company also has patent coverage directed to the coordination between a multi-camera system and an officer’s smartphone, which allows an officer to more readily assess an event on the scene while an event is taking place or immediately after it has occurred.

The Company’s lawsuit alleged that WatchGuard incorporated this patented technology into its VISTA Wifi and 4RE In-Car product lines without the Company’s permission. Specifically, the Company accused WatchGuard of infringing three patents: the U.S. Patent No. 8,781,292 (the “’292 Patent”), the ’452 Patent and U.S. Patent No. 9,325,950 (the “950 Patent”). The Company aggressively challenged WatchGuard’s infringing conduct, seeking both monetary damages, as well as seeking a permanent injunction preventing WatchGuard from continuing to sell its VISTA Wifi and 4RE In-Car product lines using the Company’s own technology to compete against it. On May 8, 2017, WatchGuard filed a petition seeking IPR of the ’950 Patent. The Company opposed that petition and on December 4, 2017, The Patent Trial and Appeal Board (“PTAB”) rejected WatchGuard’s request to institute an IPR on the ’950 Patent. The lawsuit also involved the ’292 Patent and the ’452 Patent, the ’452 Patent being the same patent involved in the Company’s claims asserted against Axon. The ’292 Patent previously was subject to the IPR process with the USPTO, but in June 2018, the USPTO rejected Axon’s arguments and did not invalidate the ’292 Patent. WatchGuard had previously agreed to be bound by Axon’s IPRs and, as such, WatchGuard is now statutorily barred from any further IPR challenges with respect to the ’950 Patent, ’452 Patent, and ’292 Patent. Since the defeat of Axon’s ’292 Patent IPR, the Court has lifted the stay and set a schedule which had moved the case towards trial. On May 13, 2019, the parties resolved the dispute and executed a settlement agreement in the form of a Release and License Agreement. The litigation has been dismissed as a result of this settlement.

The resolution of the dispute centers includes the following key terms:

●	WatchGuard will pay the Company a one-time, lump sum settlement payment of $6 million.
●	The Company has granted WatchGuard a perpetual covenant not to sue if WatchGuard’s products incorporate agreed-upon modified recording functionality.
●	The Company has also granted WatchGuard a license to the ’292 Patent and the ’452 Patent (and related patents, now existing and yet-to-issue) through December 31, 2023. The parties have agreed to negotiate in good faith to attempt to resolve any alleged infringement that occurs after the license period expires.
●	The parties have further agreed to release each other from all claims or liabilities pre-existing the settlement.
●	As part of the settlement, the parties agreed that WatchGuard is making no admission that it has infringed any of the Company’s patents.

PGA Tour, Inc. On January 22, 2019 the PGA Tour, Inc. (the “PGA”) filed suit against the Company in the Federal District Court for the District of Kansas (Case No. 2:19-cv-0033-CM-KGG) alleging breach of contract and breach of implied covenant of good faith and fair dealing relating to the Web.com Tour Title Sponsor Agreement (the “Agreement”). The contract was executed on April 16, 2015 by and between the parties. Under the Agreement, the Company would be a title sponsor of and receive certain naming and other rights and benefits associated with the Web.com Tour for 2015 through 2019 in exchange for the Company’s payment to the PGA of annual sponsorship fees. The suit has been resolved and the case has been dismissed with prejudice on April 17, 2019.

The Company is also involved as a plaintiff and defendant in ordinary, routine litigation and administrative proceedings incidental to its business from time to time, including customer collections, vendor and employment-related matters. The Company believes the likely outcome of any other pending cases and proceedings will not be material to its business or its financial condition.

S-25

We are uncertain of our ability to protect our proprietary technology and information.

In addition to seeking patent protection, we rely on trade secrets, know-how and continuing technological advancement to seek to achieve and thereafter maintain a competitive advantage. Although we have entered into or intend to enter into confidentiality and invention agreements with our employees, consultants and advisors, no assurance can be given that such agreements will be honored or that we will be able to effectively protect our rights to our unpatented trade secrets and know-how. Moreover, no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

Foreign currency fluctuations may affect our competitiveness and sales in foreign markets.

The relative change in currency values creates fluctuations in our product pricing for potential international customers. These changes in foreign end-user costs may result in lost orders and reduce the competitiveness of our products in certain foreign markets. These changes may also negatively affect the financial condition of some existing or potential foreign customers and reduce or eliminate their future orders of our products. We also import selected components which are used in the manufacturing of some of our products. Although our purchase orders are in the United States dollar, weakness in the United States dollar could lead to price increases for the components.

Risks related to our license arrangements.

We have licensing agreements with Sasken and Lead regarding certain software used as the platform for the proprietary software we have developed for use in our products. These licensing agreements have specified terms and are renewable on an annual basis unless both parties determine not to renew them and provided the parties are in compliance with the agreements. If we fail to make the payments under these licenses or if these licenses are not renewed for any reason, it would cause us significant time and expense to redevelop our software on a different software platform, which would have a material adverse effect on our business, operating results and financial condition.

Our revenues and operating results may fluctuate unexpectedly from quarter to quarter, which may cause our stock price to decline.

Our revenues and operating results have varied significantly in the past and may continue to fluctuate significantly in the future due to various factors that are both in and outside our control. Thus, we believe that period-to-period comparisons of our operating results may not be meaningful in the short-term, and our performance in a particular period may not be indicative of our performance in any future period.

We are a party to several lawsuits both as a plaintiff and as a defendant in which we may ultimately not prevail, resulting in losses and which may cause our stock price to decline.

We are involved as a plaintiff and defendant in routine litigation and administrative proceedings incidental to our business from time to time, including customer collections, vendor and employment-related matters. See “Prospectus Supplement Summary” for additional information. We believe that the likely outcome of any other pending cases and proceedings will not be material to our business or financial condition. However, there can be no assurance that we will prevail in the litigation or proceedings or that we may not have to pay damages or other awards to the other party.

S-26

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein, including the sections entitled “Risk Factors”, contain “forward-looking statements” within the meaning of Section 21(E) of the Exchange Act and Section 27A of the Securities Act. These forward-looking statements include, without limitation: statements regarding proposed new products or services; statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management’s goals and objectives; statements concerning our competitive environment, availability of resources and regulation; trends affecting our financial condition, results of operations or future prospects; our financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as “may”, “will”, “should”, “could”, “would”, “predicts”, “potential”, “continue”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes” and “estimates,” and variations of such terms or similar expressions, are intended to identify such forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from what is expressed in or suggested by the forward-looking statements.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. Investors should review our subsequent reports filed with the SEC described in the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference,” all of which are accessible on the SEC’s website gov.

S-27

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the securities offered by this prospectus supplement in this offering will be $475,000, after deducting estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering for general corporate purposes, including for continued investments in our commercialization efforts. We may also use a portion of the net proceeds for the acquisitions of businesses, products, technologies or licenses that are complementary to our business, although we have no present commitments or agreements to do so.

The allocation of the net proceeds of the offering set forth above is based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures.

The amounts and timing of our actual expenditures may vary significantly and will depend on numerous factors, including market conditions, cash generated or used by our operations, business developments and opportunities that may arise and related rate of growth. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used include:

●	the existence of other opportunities or the need to take advantage of changes in timing of our existing activities;

●	the need or desire on our part to accelerate, increase or eliminate existing initiatives due to, among other things, changing market conditions and competitive developments; and/or

●	if strategic opportunities present themselves (including acquisitions, joint ventures, licensing and other similar transactions).

From time to time, we evaluate these factors and other factors and we anticipate continuing to make such evaluations to determine if the existing allocation of resources, including the proceeds of this offering, is being optimized.

We believe that the net proceeds of this offering, together with the net proceeds from the offering of our securities received in connection with the Securities Purchase Agreement and cash on hand, will be sufficient to fund our operations through mid-2020, and we believe that we will need to raise additional capital to fund our operations thereafter. Additional capital may not be available on terms favorable to us, or at all. If we raise additional funds by issuing equity securities, our stockholders may experience dilution. Debt financing, if available, may involve restrictive covenants or additional security interests in our assets. Any additional debt or equity financing that we complete may contain terms that are not favorable to us or our stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish some rights to our technologies or products or grant licenses on terms that are not favorable to us. If we are unable to raise adequate funds, we may have to delay, reduce the scope of, or eliminate some or all of, our development programs or liquidate some or all of our assets.

S-28

CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and our capitalization as of December 31, 2019 and on an adjusted basis to give effect to the sale of the securities offered hereby and the use of proceeds, as described in the section entitled “Use of Proceeds.”

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing in our Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference in this prospectus supplement and accompanying base prospectus. The information below has also been provided on an as adjusted basis to give further effect to this current offering.

	As of December 31, 2019
	Actual	As Adjusted
Cash and cash equivalents	$359,685	$834,685
Long and short-term promissory notes payable	$1,827,748	$1,827,748

Stockholders’ equity:

Common stock, par value $0.001 per share; 50,000,000 shares authorized, 12,079,095 and 12,574,144 shares issued and outstanding – actual as of December 31, 2019 and as adjusted	12,079	12,574
Additional paid-in capital	83,216,387	83,690,892
Treasury stock, at cost (63,518 shares)	(2,157,226)	(2,157,226)
Accumulated deficit	(87,388,619)	(87,388,619)
Total stockholders’ deficit	$(6,317,379)	$(5,842,379)

The as adjusted column above reflects our sale of all Restricted Notes in this offering, resulting in gross proceeds of $500,000 and net proceeds of $475,000, after deducting estimated offering expenses payable by us. The as adjusted column assumes the application of the net proceeds as described in the Use of Proceeds section and assuming full conversion of the $500,000 of Restricted Notes offered hereby into 495,049 shares of Common Stock. The above discussion and table are based on 12,079,095 shares of Common Stock outstanding as of December 31, 2019 and includes or excludes the following:

●	excludes 589,125 shares of our Common Stock issuable upon exercise of outstanding options with a weighted average exercise price of $3.74 per share as of December 31, 2019;

●	includes 514,875 shares of our Common Stock subject to forfeiture pursuant to outstanding non-vested Restricted Stock grants as of December 31, 2019;

●	excludes 629,186 shares of our Common Stock as of December 31, 2019 reserved for future issuance pursuant to our existing stock incentive plans;

●	excludes 4,824,573 shares of our Common Stock issuable upon exercise of warrants outstanding as of December 31, 2019 having a weighted average exercise price of $5.15 per share;

●	excludes the issuance of up to 1,433,039 shares of our Common Stock issuable from time to time upon conversion of $2,006,255 principal balance at par as of December 31, 2019 of outstanding 8% Senior Secured Convertible Promissory Notes issued on August 5, 2019;

●	excludes 63,518 shares of our Common Stock held as treasury stock, as of December 31, 2019; and

●	excludes the issuance in a concurrent private placement of (i) up to an additional aggregate of $1,166,666 in principal amount of Notes and the 1,155,114 shares of our Common Stock issuable from time to time upon conversion of such additional Notes based on a Conversion Price of $1.01 and (ii) the Purchase Warrants and the 1,237,624 shares of our Common Stock issuable upon exercise of such Purchase Warrants having an exercise price of $1.31 per share.

S-29

DILUTION

Our net tangible book value as of December 31, 2019 was approximately $(6,730,647), or $(0.56) per share of our Common Stock. Net tangible book value per share is equal to our total tangible assets minus total liabilities, all divided by 12,079,095 shares of Common Stock outstanding at December 31, 2019.

After giving effect to the entire conversion of the Restricted Notes offered by this prospectus supplement, assuming a conversion price of $1.01, and after deducting our estimated offering expenses, our as adjusted net tangible book value as of December 31, 2019 would have been approximately $(6,255,647) or approximately $(0.50) per share. This represents an immediate increase in net tangible book value of approximately $0.06 per share to our existing stockholders and an immediate dilution in as adjusted net tangible book value of approximately $1.51 per share to purchasers of our Common Stock in this offering, as illustrated by the following table:

Public offering price per share of Common Stock	$1.01
Historical net tangible book value per share at December 31, 2019	$(0.56)
Increase per share attributable to investors in this offering	$0.06
Net tangible book value per share, as adjusted to give effect to this offering	$(0.50)
Dilution per share to investors in this offering	$1.51

The table below summarizes as of December 31, 2019, on an as adjusted basis as described above, the number of shares of our Common Stock after giving effect to the entire conversion of the Registered Notes, and the total consideration and the average price per share (i) paid to us by our existing stockholders and (ii) to be paid by new investors upon conversion of the Registered Notes at a Conversion Price of $1.01 per share, after deducting estimated offering expenses payable by us.

The above discussion and table are based on 12,079,095 shares of Common Stock outstanding as of December 31, 2019 and includes or excludes the following:

●	excludes 589,125 shares of our Common Stock issuable upon exercise of outstanding options with a weighted average exercise price of $3.74 per share as of December 31, 2019;

●	includes 514,875 shares of our Common Stock subject to forfeiture pursuant to outstanding non-vested Restricted Stock grants as of December 31, 2019;

●	excludes 629,186 shares of our Common Stock as of December 31, 2019 reserved for future issuance pursuant to our existing stock incentive plans;

●	excludes 4,824,573 shares of our Common Stock issuable upon exercise of warrants outstanding as of December 31, 2019 having a weighted average exercise price of $5.15 per share;

●	excludes the issuance of up to 1,433,039 shares of our Common Stock issuable from time to time upon conversion of $2,006,255 principal balance at par as of December 31, 2019 of outstanding 8% Senior Secured Convertible Promissory Notes issued on August 5, 2019;

●	excludes 63,518 shares of our Common Stock held as treasury stock, as of December 31, 2019.

●	excludes the issuance in a concurrent private placement of (i) up to an additional aggregate of $1,166,666 in principal amount of Notes and the 1,155,114 shares of our Common Stock issuable from time to time upon conversion of such additional Notes based on a Conversion Price of $1.01 and (ii) the Purchase Warrants and the 1,237,624 shares of our Common Stock issuable upon exercise of such Purchase Warrants having an exercise price of $1.31 per share.

To the extent that our outstanding options or warrants are converted or exercised, you could experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of additional equity, the issuance of any of our shares of Common Stock could result in further dilution to our stockholders.

S-30

DESCRIPTION OF SECURITIES THAT WE ARE OFFERING

Registered Notes

We will issue up to an aggregate of $500,000 in original principal amount of the Registered Notes pursuant to the Securities Purchase Agreement by and among us and the investors named therein. The following description relates to the particular terms of the Registered Notes and supplements, to the extent inconsistent therewith, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.

Maturity Date

The Registered Notes will mature on April 16, 2021, unless earlier converted or prepaid, in full, before that date.

Interest Rate

The Registered Notes will bear interest at a rate of 8% per annum, payable on the maturity date and on each conversion, prepayment, event of default, and/or other acceleration of principal outstanding on each such Registered Note. The interest rate will increase by the lesser of 12.5% per annum or the maximum rate permitted under applicable law upon the occurrence of any event of default that results in the eventual acceleration of the Registered Notes.

Payment of Principal and Interest on the Registered Notes

All principal and interest is payable in cash, except for the payments of principal and interest in connection with the Monthly Repayments (as defined in the Registered Notes) or on any Conversion Date (as defined in the Registered Notes), which payments may be in shares of our Common Stock, at our option, if (x) the average daily dollar trading volume of our Common Stock for the 15 trading days immediately preceding the applicable Monthly Repayment Date is greater than $100,000 and (y) the average “VWAP” (as such term is defined in the Registered Notes) of the Common Stock for such 15-day period is equal to or greater than 5% above the Conversion Price. In the event that Monthly Repayments are made in shares of our Common Stock and the net proceeds of sales of such shares of Common Stock by the holder result in proceeds less than what the Monthly Repayment Amount would have been, if paid, in cash, then the Company is required to pay to that holder, in cash, a “true-up amount as determined under the provisions of the Registered Notes.

Conversion

Holders may convert their Registered Notes at their option at any time prior to such holder’s Registered Note being paid in full. We may convert all, or any part, of the Registered Notes (but in no event less than an amount equal to the lesser of (x) two (2) times the daily average trading volume of our Common Stock for the prior twenty (20) consecutive trading days, and (y) all of the conversion amount then remaining under the Registered Notes) at any time that (i) the daily VWAP for the prior twenty (20) consecutive trading days exceeds $4.50, (ii) no event of default under the Notes has occurred and (iii) certain other conditions have been satisfied. Upon conversion, we will deliver shares of our Common Stock as described in this prospectus supplement.

The Conversion Price of the Registered Notes equals $1.01 and is subject to adjustment pursuant to the terms of the Registered Notes. The Conversion Price is subject to customary adjustments upon any stock dividend, stock split, stock combination, reclassification, or similar transaction that proportionately decreases or increases the price of our shares of Common Stock. In such case, the then Conversion Price is multiplied by a fraction of which the numerator equals the number of shares of our Common Stock outstanding immediately before such event, and the denominator equals the number of shares of our Common Stock outstanding immediately after such event. In addition, so long as the Notes are outstanding, we shall not effect or enter into any agreement to effect a Variable Rate Transaction (as defined in the Notes) and we shall not enter into any financing transaction pursuant to which we sell our securities at price lower than the Conversion Price without the written consent of the Note holders.

S-31

Limitations on Conversion

A Registered Note may not be converted and shares of our Common Stock may not be issued under the Registered Note if, after giving effect to the conversion or issuance, the holder, together with its affiliates would beneficially own in excess of 4.99% of the outstanding shares of our Common Stock; provided, that, upon not less than 61 days’ prior written notice to us, the holder may increase the limitation up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the conversion or issuance.

Prepayment

We may prepay any portion of the principal amount of the Registered Notes, any accrued and unpaid interest (including, without limitation, guaranteed interest on any outstanding principal) relating to such prepaid portion of the principal and all other amounts due under the Registered Notes at any time upon ten (10) days’ prior written notice to the Registered Note holders, so long as no event of default exists under the Notes. If we exercise our right to prepay a Registered Note, we must make a payment to the holder of (i) an amount in cash equal to sum of the principal amount of the Note and any accrued and unpaid interest without premium or penalty if such voluntary prepayment occurs on or prior to October 14, 2020, (ii) an amount in cash equal to the product of (x) the sum of the principal amount of the Note and any accrued and unpaid interest and (y) 110%, if such voluntary prepayment occurs after October 14, 2020, but before December 13, 2020, or (iii) an amount in cash equal to the product of (x) the sum of the principal amount of the Note and any accrued and unpaid interest and (y) 115% if such voluntary prepayment occurs after December 13, 2020. We also must make such prepayments to the holders upon (i) our consummation of any public or private offering or other financing or capital-raising transaction during the term of the Notes in which we receive gross proceeds of at least $7.5 million or (ii) our receipt of at least $7.5 million in cash from any action, suit or proceeding (the date on which such prepayment occurs, the “Mandatory Prepayment Date”). The amount of any mandatory prepayment will be determined based on the Mandatory Prepayment Date in the same manner as determined for voluntary prepayments as described above.

Registration Rights

In connection with the Securities Purchase Agreement, the Company has entered into a registration rights side letter agreement, dated April 17, 2020, with the holders of the Notes (the “Registration Rights Side Letter”), pursuant to which the Company has agreed to use its best efforts, within thirty (30) days after the Closing Date (as defined in the Securities Purchase Agreement), to file with the SEC a registration statement on Form S-1 in order to register all other Notes that were issued pursuant to the Securities Purchase Agreement other than the Registered Notes, as well as all shares of Common Stock underlying such other Notes and all Warrant Shares, and to have such registration statement declared effective no later than ninety (90) days after such Closing Date.

Under the terms of the Securities Purchase Agreement, if at any time during which the Notes or the Purchase Warrants are outstanding there is not an effective registration statement covering all of the shares of Common Stock underlying the Notes and the Warrant Shares, and we determine to prepare and file with the SEC a registration statement relating to an offering of any of our equity securities (other than a draw down from a shelf registration statement, or a registration statement on Form S-4 or Form S-8 or their equivalent filings), we must notify the holders of such securities of such determination and, if within 15 days after the date of delivery of such notice, any such holder shall so request in writing, we must include in such registration statement all or part of such securities that such holder requests to be registered. However, we shall not be required to register any such securities that are eligible for resale pursuant to Rule 144 (without volume restrictions or current public information requirements) or that are the subject of a then effective registration statement.

Secured Obligations

The Registered Notes will be secured obligations of the Company, but subordinate to our senior lender.

S-32

Events of Default

Each of the following events contained in the Registered Notes will constitute an event of default with respect to the Registered Notes:

●	any default in the payment of (A) the principal amount of any Registered Note or (B) interest, liquidated damages, late fees and other amounts owing to a holder on any Registered Note, as and when due and payable (whether on a conversion date or the maturity date or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clause (B) above, is not cured within three (3) trading days;

●	we fail to observe or perform any other material covenant or agreement contained in the Registered Notes (other than a breach by us of our obligation to deliver shares of our Common Stock to a holder upon conversion), which failure is not cured, if possible to cure, within the earlier to occur of (A) five (5) trading days after notice of such failure sent by a holder or by any other holder to us and (B) ten (10) trading days after we become or should have become aware of such failure;

●	a material default or material event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under (A) any of the documents entered into in connection with the issuance of the Registered Notes or (B) any other material agreement, lease, document, or instrument to which we or any of our subsidiaries are obligated and/or which any of their respective assets are subject to or bound by;

●	any representation, warranty, or written statement made in the Registered Notes, any other documents entered into in connection with the issuance of the Registered Notes, or any other report, financial statement or certificate made or delivered to a holder or any other holder is untrue or incorrect in any material respect as of the date when made or deemed made;

●	certain events of bankruptcy, insolvency, or reorganization of us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X;

●	we or any of our subsidiaries default on any of our other indebtedness in excess of $150,000, which results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

●	our Common Stock becomes ineligible for listing or quotation for trading on a Nasdaq market and is not eligible to resume listing or quotation for trading within forty-five (45) days or the transfer of shares of our Common Stock through the Depository Trust Company System is no longer available, “frozen” or “chilled”;

●	we become a party to any change of control transaction or fundamental transaction or shall agree to sell or dispose of all or a portion of our assets in one transaction or a series of related transactions, without giving the holders 10 calendar days’ prior written notice or without first repaying the Registered Notes;

●	we do not meet the current public information requirements under Rule 144;

●	we fail for any reason to deliver certificates to a holder prior to the third (3rd) trading day after a conversion date or we provide notice to a holder, including by way of public announcement, of our intention to not honor requests for conversions of any Registered Notes;

●	we fail to file with the SEC any required reports under Section 13 or 15(d) of the Exchange Act such that we are not in compliance with Rule 144(c)(1) (or Rule 144(i)(2), if applicable);

●	we or any of our subsidiaries: (i) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of us or any of our properties, (ii) admit in writing our inability to pay our debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent or be the subject of an order for relief under Title 11 of the United States Code or any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute of any other jurisdiction or foreign country, or (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage or any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or (vi) take or permit to be taken any action in furtherance of or for the purpose of effecting any of the foregoing;

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●	if any order, judgment or decree is entered, without our or any of our subsidiaries’ application, approval, or consent, by any court of competent jurisdiction, approving a petition seeking liquidation or reorganization of us or any of our subsidiaries or appointing a receiver, trustee, custodian or liquidator of us or any of our subsidiaries, or of all or any substantial part of our assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) days;

●	the occurrence of any levy upon or seizure or attachment of, or any uninsured loss of or damage to, any of our property or the property of any of our subsidiaries having an aggregate fair value or repair cost (as the case may be) in excess of $250,000 individually or in the aggregate, and any such levy, seizure or attachment shall not be set aside, bonded or discharged within thirty (30) days after the date thereof;

●	we fail to maintain sufficient reserved shares of Common Stock pursuant to the Securities Purchase Agreement;

●	any monetary judgment, writ or similar final process is entered or filed against us, any subsidiary or any of their respective property or other assets for more than $250,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of forty-five (45) calendar days;

●	we fail to comply with the “use of proceeds” provisions in the Registered Notes; or

●	we fail to observe or perform any other covenant, provision, or agreement contained in any other agreement, contract, lease, document or instrument to which we or any of our subsidiaries are obligated.

If an event of default on the Registered Notes occurs, the outstanding principal amount of the Registered Notes, plus any accrued and unpaid interest, liquidated damages and other amounts owed thereon, may become immediately due and payable, in cash or in shares of our Common Stock, at the option of the holders of the Registered Notes, at an amount equal to the greater of (i) the Mandatory Default Amount, or (ii) (x) the outstanding principal amount of the Registered Notes, plus any accrued and unpaid interest and other amounts owed thereon, divided by the Conversion Price, multiplied by (y) the highest closing price of our Common Stock during the period beginning on the date on which the event of default occurred and ending the day prior to the Mandatory Prepayment Date.

The Registered Notes also contain certain negative covenants, including prohibitions on certain variable rate transactions, issuing variable priced equity linked instruments and entering into any equity line of credit agreement, as such terms are respectively defined in the Registered Notes. Pursuant to the Registered Notes, the Company is also prohibited from entering into any financing transaction pursuant to which the Company sells its securities at a price lower than the Conversion Price, without the written consent of the holders of the Registered Notes. Additionally, pursuant to the Securities Purchase Agreement, holders of the Registered Notes shall have the right to participate in up to an amount of a Subsequent Financing (as defined in the Securities Purchase Agreement) equal to 35% of such Subsequent Financing on the same terms, conditions and price provided for in such Subsequent Financing, which participation shall be pro rata to each such holder’s respective subscription amount.

Related Transaction Agreements

In connection with the Securities Purchase Agreement, we and certain of our subsidiaries entered into a security agreement, dated as of April 17, 2020, with such investors (the “Security Agreement”), pursuant to which we and our subsidiaries granted to such investors a security interest in, among other items, our and our subsidiaries’ accounts, chattel paper, documents, equipment, general intangibles, instruments and inventory, and all proceeds, as set forth in the Security Agreement. In addition, pursuant to an intellectual property security agreement, dated as of April 17, 2020 (the “IP Security Agreement”), we granted to such investors a continuing security interest in all of our right, title and interest in, to and under certain of our trademarks, copyrights and patents. In addition, certain of our subsidiaries jointly and severally agreed to guarantee and act as surety for our obligation to repay the Registered Notes pursuant to a subsidiary guarantee (the “Subsidiary Guarantee”).

You should review a copy of the form of Registered Note, form of Security Agreement, form of IP Security Agreement, form of Subsidiary Guarantee and form of Registration Rights Side Letter, which are included as exhibits to the Securities Purchase Agreement executed with the investors in connection with this offering and will be filed as exhibits to a Current Report on Form 8-K that we file with the SEC, for a complete description of the terms and conditions of the Registered Notes and the related transaction agreements.

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CONCURRENT PRIVATE PLACEMENT

In a concurrent private placement, we are also selling to the investors named in the Securities Purchase Agreement up to an additional aggregate of $1,166,666 in original principal amount of Notes, which together with the Registered Notes, equals a total of $1,666,666 in original principal amount of Notes, along with the shares of our Common Stock issuable from time to time upon conversion of such additional Notes, the Purchase Warrants and the Warrant Shares. The terms of such additional Notes are identical to the terms of the Registered Notes offered pursuant to this prospectus supplement and the accompanying base prospectus. The Purchase Warrants will be immediately exercisable upon issuance (the “Initial Exercise Date”), and on a cashless basis if the Warrants have not been registered 180 days after the date of issuance, at an exercise price of $1.31 per share, subject to customary adjustments thereunder, and will expire on the fifth (5th) anniversary of the Initial Exercise Date.

Such additional Notes, the shares of our Common Stock issuable from time to time upon conversion of such additional Notes, the Purchase Warrants and the Warrant Shares are not being registered under the Securities Act pursuant to the registration statement of which this prospectus supplement and the accompanying base prospectus form a part and are not being offered pursuant to this prospectus supplement and the accompanying base prospectus. Such additional Notes, the shares of our Common Stock issuable from time to time upon conversion of such additional Notes, the Purchase Warrants and the Warrant Shares are being offered pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. Accordingly, such investors may convert such additional Notes or exercise such Purchase Warrants and sell the shares of Common Stock underlying such additional Notes and Purchase Warrants, respectively, only pursuant to an effective registration statement under the Securities Act covering the resale of such shares, an exemption under Rule 144 under the Securities Act, or another applicable exemption under the Securities Act.

Related Transaction Agreements

See “Description of the Securities That We Are Offering – Related Transaction Agreements” for a description of the related transaction agreements into which we and certain of our subsidiaries entered in connection with the concurrent private placement of such additional Notes, the shares of our Common Stock issuable from time to time upon conversion of such additional Notes, the Purchase Warrants and the Warrant Shares.

You should review a copy of the form of Note, form of Purchase Warrant, form of Security Agreement, form of IP Security Agreement, form of Subsidiary Guarantee and form of Registration Rights Side Letter, which are included as exhibits to the Securities Purchase Agreement executed with the investors in connection with this concurrent private placement and will be filed as exhibits to a Current Report on Form 8-K that we file with the SEC, for a complete description of the terms and conditions of the Notes and related transaction agreements.

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PLAN OF DISTRIBUTION

The terms of this offering were subject to market conditions and negotiations between us and prospective investors. We have entered into a Securities Purchase Agreement directly with institutional investors who have agreed to purchase the Registered Notes. We will only sell such securities to investors who have entered into the Securities Purchase Agreement.

The closing of the sale of the Registered Notes occurred on April 17, 2020. We estimate that the net proceeds from the sale of the securities offered under this prospectus supplement will be approximately $475,000, if we sell all of the Registered Notes offered hereby, after deducting estimated offering expenses payable by us. Our obligation to issue the Conversion Shares to the investors is subject to the conditions set forth in the Notes and related transaction agreements.

Nasdaq listing

We do not intend to apply to list the Notes, including the Registered Notes, on any securities exchange or to arrange for their quotation on any automated dealer quotation system. The shares of our Common Stock are traded on Nasdaq under the symbol “DGLY”.

Transfer Agent

The transfer agent for our Common Stock is Action Stock Transfer Corporation, located at 2469 E. Fort Union Blvd., Salt Lake City, UT 84122. Its telephone number is (801) 274-1088.

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LEGAL MATTERS

Sullivan & Worcester LLP, New York, New York, will render a legal opinion as to the validity of the securities to be registered hereby.

EXPERTS

The consolidated financial statements of Digital Ally, Inc. as of December 31, 2019 and for the year ended December 31, 2019 incorporated in this prospectus supplement by reference from the Digital Ally, Inc. Annual Report on Form 10-K for the year ended December 31, 2019 have been audited by RBSM LLP , an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this prospectus supplement, accompanying base prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Digital Ally, Inc. as of December 31, 2018 and for the year then ended incorporated in this prospectus supplement by reference from the Digital Ally, Inc. Annual Report on Form 10-K for the year ended December 31, 2019 have been audited by RSM US LLP , an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this prospectus supplement, accompanying base prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement constitutes a part of a registration statement on Form S-3 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus supplement and the accompanying base prospectus, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read, without charge, and copy the documents we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at no cost from the SEC’s website at www.sec.gov. Our corporate website is www.digitalallyinc.com. The information on our corporate website is not incorporated by reference in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein, and you should not consider it a part of this prospectus supplement, accompanying prospectus or such documents.

S-37

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference the filed documents listed below (excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K), except as superseded, supplemented or modified by this prospectus supplement or any subsequently filed document incorporated by reference herein as described below:

●	our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on April 6, 2020;

●	our Current Reports on Form 8-K filed with the SEC on January 9, 2020, January 14, 2020, March 3, 2020, March 9, 2020, April 6, 2020, April 8, 2020 and April 20, 2020; and

●	the description of our Common Stock contained in our Registration Statement on 8-A filed with the SEC on December 28, 2007, including all amendments and reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus supplement additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC). Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus supplement is deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement.

We will provide, without charge, to each person to whom a copy of this prospectus supplement is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, including exhibits. Requests should be directed to:

Digital Ally, Inc.

9705 Loiret Blvd.

Lenexa, KS 66219

(913) 814-7774

corporate@digitalallyinc.com

Copies of these filings are also available on our website at www.digitalallyinc.com. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

S-38

Digital Ally, Inc.

Senior Secured Convertible Promissory Notes

495,049 Shares of Common Stock Issuable Upon Conversion or Repayment of the Notes

April 20, 2020

PROSPECTUS

DIGITAL ALLY, INC.

$25,000,000

Shares of Common Stock

Warrants

Debt Securities

Convertible Debt Securities

Rights

Units

We may offer to the public from time to time in one or more series or issuances at prices and on terms that we will determine at the time of each offering, shares of our common stock, warrants to purchase shares of our common stock, debt securities, convertible debt securities, rights and/or units consisting of a combination of the foregoing securities, or any combination of these securities. The aggregate initial offering price of all securities sold by us pursuant to this prospectus will not exceed $25,000,000.

This prospectus describes the general manner in which our securities may be offered using this prospectus. Each time we offer and sell securities, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

We may offer the securities directly or through agents or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of the securities their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. The securities may be offered and sold through public or private transactions at market prices prevailing at the time of sale, at a fixed price or fixed prices, at negotiated prices, at various prices determined at the time of sale or at prices related to prevailing market prices. We can sell the securities through agents, underwriters or dealers only with delivery of a prospectus supplement describing the method and terms of the offering of such securities. In addition, shares of our common stock may be offered from time to time through ordinary brokerage transactions on the Nasdaq Capital Market. See “Plan of Distribution.”

Before purchasing any of the shares covered by this prospectus, carefully read and consider the risk factors in the section entitled “Risk Factors.”

Our common stock is currently quoted on the Nasdaq Capital Market under the symbol “DGLY.” On June 7, 2018 the last reported sales price of our common stock was $2.55 per share.

Investing in our common stock involves a high degree of risk. You should carefully consider the matters discussed under the section entitled “Risk Factors” in this prospectus and included in our periodic reports and other information filed with the Securities and Exchange Commission before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is June 7, 2018

i

The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the Securities and Exchange Commission website are at the Securities and Exchange Commission offices mentioned under the heading “Where You Can Find More Information.”

Until ____________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ii

About this Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information incorporated by reference in this prospectus is accurate as of any date other than the date the respective information was filed with the Securities and Exchange Commission. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell any of the securities, or any combination of the securities, described in this prospectus, in each case in one of more offerings up to a total dollar amount of proceeds of $25,000,000. This prospectus describes the general manner in which our securities may be offered by this prospectus. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of those securities and terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus or in documents incorporated by reference in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus or in documents incorporated by reference in this prospectus, you should rely on the information in the prospectus supplement. You should carefully read both this prospectus and any prospectus supplement together with the additional information described under “Where You Can Find More Information” before buying any securities in this offering.

As of June 7, 2018, the aggregate market value of our outstanding common stock held by non-affiliates, or public float, was approximately $14.95 million based on 7,152,607 total shares of outstanding common stock, at a price of $2.55 per share, which was the last reported sale price of our common stock on the Nasdaq Capital Market on June 7, 2018. We have offered approximately $3.8 million of securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus. Pursuant to General Instruction I.B.6. of Form S-3, in no event will we sell securities registered on this registration statement in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million.

Offerings Under This Prospectus

Under this prospectus, we may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants or rights to purchase any of such securities, either individually or in units, with a total value of up to $25,000,000, from time to time at prices and on terms to be determined by market conditions at the time of the offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

●	designation or classification;

●	aggregate principal amount or aggregate offering price;

●	maturity, if applicable;

●	rates and times of payment of interest or dividends, if any;

●	redemption, conversion or sinking fund terms, if any;

●	voting or other rights, if any; and

●	conversion or exercise prices, if any.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We may sell the securities directly to investors or to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we offer securities through agents or underwriters, we will include in the applicable prospectus supplement:

●	the names of those agents or underwriters;

●	applicable fees, discounts and commissions to be paid to them;

●	details regarding over-allotment options, if any; and

●	the net proceeds to us.

This prospectus may not be used to consummate a sale of any securities unless it is accompanied by a prospectus supplement.

1

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus. Because this summary provides only a brief overview of the key aspects of the offering, it does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including “Risk Factors,” and “Cautionary Note Regarding Forward-Looking Statements” and the documents incorporated by reference, which are described under “Incorporation of Certain Information by Reference” before making an investment decision. As used in this prospectus, unless otherwise indicated, “we,” “our,” “us” or similar terms refer collectively to Digital Ally, Inc.

Company Overview

We produce digital video imaging and storage products for use in law enforcement, security and commercial applications. Our current products are an in-car digital video/audio recorder contained in a rear-view mirror for use in law enforcement and commercial fleets, a system that provides our law enforcement customers with audio/video surveillance from multiple vantage points and hands-free automatic activation of body-worn cameras and in-car video systems; a miniature digital video system designed to be worn on an individual’s body; and cloud storage solutions including cloud-based fleet management and driver monitoring/training applications. We have active research and development programs to adapt our technologies to other applications. We have the ability to integrate electronic, radio, computer, mechanical, and multi-media technologies to create unique solutions to address needs in a variety of other industries and markets, including mass transit, school bus, taxi cab and the military. We sell our products to law enforcement agencies and other security organizations, and consumer and commercial fleet operators through direct sales domestically and third-party distributors internationally. We have several new and derivative products in research and development that we anticipate will begin commercial production during the second half of 2018.

Principal Executive Offices and Additional Information

Our executive offices are located at 9705 Loiret Boulevard, Lenexa, Kansas 66219, and our telephone number is (913) 814-7774. Our website address is www.digitalallyinc.com. Information contained on our website does not form part of this prospectus and is intended for informational purposes only.

RISK FACTORS

Investing in our securities involves significant risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in Digital Ally, Inc. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent annual report on Form 10-K, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our Registration Statement on Form S-1 dated May 23, 2018, or our current reports on Form 8-K that we have filed with the SEC, all of which are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business”, contain forward-looking statements that include information relating to future events, future financial performance, strategies, expectations, our competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new products or services; our statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management’s goals and objectives; trends affecting our financial condition, results of operations or future prospects; our financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as “may”, “will”, “should”, “could”, “would”, “predicts”, “potential”, “continue”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes” and “estimates,” and similar expressions, as well as similar statements in the future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from what is expressed in or suggested by the forward-looking statements.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Factors that could cause or contribute to our actual results differing materially from those discussed herein or for our stock price to be adversely affected include, but are not limited to: (1) our losses in recent years, including fiscal 2017 and 2016, and our ability to pay the Notes, June Notes (as defined below) and Secured Note (as defined below) when due; (2) macro-economic risks from the effects of the decrease in budgets for the law-enforcement community; (3) our ability to increase revenues, increase our margins and return to consistent profitability in the current economic and competitive environment, including whether deliveries will resume under the AMR contract; (4) our operation in developing markets and uncertainty as to market acceptance of our technology and new products; (5) the availability of funding from federal, state and local governments to facilitate the budgets of law enforcement agencies, including the timing, amount and restrictions on such funding; (6) our ability to deliver our new product offerings as scheduled in 2018 and have such new products perform as planned or advertised; (7) whether we will be able to increase the sales, domestically and internationally, for our products, and the degree to which the interest shown in our products, including the DVM-800 HD, FirstVU HD, VuLink, VuVault.net, FleetVU and MicroVU HD, in 2018; (8) our ability to maintain or expand our share of the market for our products in the domestic and international markets in which we compete, including increasing our international revenues to their historical levels; (9) our ability to produce our products in a cost-effective manner; (10) competition from larger, more established companies with far greater economic and human resources; (11) our ability to attract and retain quality employees; (12) risks related to dealing with governmental entities as customers; (13) our expenditure of significant resources in anticipation of sales due to our lengthy sales cycle and the potential to receive no revenue in return; (14) characterization of our market by new products and rapid technological change; (15) our dependence on sales of our DVM-800, DVM-800 HD, FirstVU, First VU HD and DVM-250 products; (16) potential that stockholders may lose all or part of their investment if we are unable to compete in our markets and return to profitability; (17) defects in our products that could impair our ability to sell our products or could result in litigation and other significant costs; (18) our dependence on key personnel; (19) our reliance on third-party distributors and sales representatives for part of our marketing capability; (20) our dependence on a few manufacturers and suppliers for components of our products and our dependence on domestic and foreign manufacturers for certain of our products; (21) our ability to protect technology through patents and to protect our proprietary technology and information as trade secrets and through other similar means; (22) our ability to generate more recurring cloud and service revenues; (23) risks related to our license arrangements; (24) our revenues and operating results may fluctuate unexpectedly from quarter to quarter; (25) sufficient voting power by coalitions of a few of our larger stockholders, including directors and officers, to make corporate governance decisions that could have significant effect on us and the other stockholders; (26) sale of substantial amounts of our Common Stock that may have a depressive effect on the market price of the outstanding shares of our Common Stock; (27) possible issuance of Common Stock subject to options and warrants that may dilute the interest of stockholders; (28) our nonpayment of dividends and lack of plans to pay dividends in the future; (29) future sale of a substantial number of shares of our Common Stock that could depress the trading price of our Common Stock, lower our value and make it more difficult for us to raise capital; (30) our additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our Common Stock; (31) our stock price is likely to be highly volatile due to a number of factors, including a relatively limited public float; (32) whether the legal actions that the Company is taking or has taken against Utility Associates, Axon and WatchGuard will achieve their intended objectives; (33) whether the USPTO rulings will curtail, eliminate or otherwise have an effect on the actions of Axon Enterprises, Inc. ( “Axon” - formerly known as Taser International, Inc.) and Enforcement Video, LLC dba WatchGuard Video (“Watchguard”) and Utility Associates respecting us, our products and customers; (34) whether the remaining two claims under the U.S. Patent No. 6,831,556 (the “556 Patent”) have applicability to us or our products; and (35) whether our patented VuLink technology is becoming the de-facto “standard” for agencies engaged in deploying state-of-the-art body-worn and in-car camera systems; (36) the United States Patent and Trademark Office (the “USPTO”) decision on WatchGuard’s petition seeking Inter Partes Review (“IPR”) of the U.S. Patent No. 8,781,292 (‘292 Patent); (37) whether such technology will have a significant impact on our revenues in the long-term; and (38) indemnification of our officers and directors.

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USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, we expect to use the net proceeds from the sale of our securities for general corporate purposes, which may include, among other things, the financing of capital expenditures, refinancings or recapitalization transactions, acquisitions and additions to our working capital. The actual application of proceeds from the sale of any particular tranche of securities issued hereunder will be described in the applicable prospectus supplement relating to such tranche of securities. Until we use the net proceeds from the sale of securities for these purposes, we may place the net proceeds in temporary investments.

We will retain broad discretion over the use of the net proceeds from the sale of our securities offered by us hereby. Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of securities offered by us pursuant to this prospectus for working capital, capital expenditures, investments in our subsidiaries, and other general corporate purposes. We may also use such proceeds to fund acquisitions of businesses, technologies or product lines that complement our current business or expand our business into new areas. However, we currently have no commitments or agreements for any specific acquisitions. Pending application of the net proceeds, we intend to invest the net proceeds of the offering of securities by us in investment-grade, interest-bearing securities.

The intended application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the accompanying prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend on our funding requirements and the availability and costs of other funds.

See “Plan of Distribution” elsewhere in this prospectus for more information.

RATIO OF EARNINGS TO FIXED CHARGES

If we offer debt securities under this prospectus, then we will, if required at the time, provide a ratio of earnings to fixed charges in the applicable prospectus supplement for such offering.

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus (i) to or through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, or (iv) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:

●	the terms of the offering;

●	the names of any underwriters or agents;

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●	the name or names of any managing underwriter or underwriters;

●	the purchase price of the securities;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	the net proceeds from the sale of the securities;

●	any delayed delivery arrangements;

●	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

●	any initial public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers;

●	any commissions paid to agents; and

●	any securities exchange or market on which the securities may be listed.

Sale Through Underwriters or Dealers

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

The maximum compensation or discount to be received by any FINRA member or independent broker-dealer will not be greater than 8% for the sale of any securities being registered hereunder pursuant to Rule 415 of the Securities Act.

Direct Sales and Sales Through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

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Market Making, Stabilization and Other Transactions

We may elect to list offered securities on an exchange or in the over-the-counter market. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Certain persons participating in an offering may engage in over allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with rules and regulations under the Exchange Act. Over allotment involves the sale in excess of the offering size, which create a short position. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

GENERAL DESCRIPTION OF SECURITIES

We may offer and sell, at any time and from time to time:

●	shares of our common stock;

●	warrants to purchase shares of our common stock and/or debt securities;

●	debt securities consisting of notes, debentures or other evidences of indebtedness;

●	convertible debt securities consisting of notes, debentures or other evidences of indebtedness;

●	rights to purchase shares of our common stock and/or debt securities;

●	units consisting of a combination of the foregoing; or

●	any combination of these securities.

The terms of any securities we offer will be determined at the time of sale. We may issue debt securities that are exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus. When particular securities are offered, a supplement to this prospectus will be filed with the SEC, which will describe the terms of the offering and sale of the offered securities.

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DESCRIPTION OF CAPITAL STOCK

Capital Stock

Our authorized capital consists of 25,000,000 shares of Common Stock, $0.001 par value per share. As of June 7, 2018, we had 7,152,607 shares of our Common Stock issued and outstanding, which excludes 63,518 shares held in treasury.

Common Stock

Voting Rights

Each share of our Common Stock entitles the owner to one vote. There is no cumulative voting. A simple majority can elect all of the directors at a given meeting, and the minority would not be able to elect any director at that meeting.

Dividends

Each share of our Common Stock is entitled to receive an equal dividend, if one is declared. We cannot provide any assurance that we will declare or pay cash dividends on our Common Stock in the future. Any future determination to declare cash dividends will be made at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our Board of Directors may deem relevant. Our Board of Directors may determine it to be necessary to retain future earnings (if any) to finance our growth. See “Risk Factors” and “Dividend Policy.”

Liquidation

If the Company is liquidated, then assets that remain (if any) after the creditors are paid and the owners of preferred stock receive liquidation preferences (as applicable) will be distributed to the owners of our Common Stock pro rata.

Preemptive Rights

Owners of our Common Stock have no preemptive rights. We may sell shares of our Common Stock to third parties without first offering such shares to current stockholders.

Redemption Rights

We do not have the right to buy back shares of our Common Stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations. Owners of our Common Stock do not ordinarily have the right to require us to buy their Common Stock. We do not have a sinking fund to provide assets for any buy back.

Conversion Rights

Shares of our Common Stock cannot be converted into any other kind of stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations.

Nonassessability

All outstanding shares of our Common Stock are fully paid and nonassessable.

Options and Warrants

As of June 7, 2018, there were outstanding Common Stock options entitling the holders to purchase 274,637 shares of Common Stock at a weighted average exercise price of $4.55 per share and warrants entitling the holders to purchase up to 4,246,133 shares of Common Stock at a weighted average exercise price of $5.73 per share.

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Nevada Anti-Takeover Statutes

Nevada law provides that an acquiring person who acquires a controlling interest in a corporation may only exercise the voting rights of control shares if those voting rights are conferred by a majority vote of the corporation’s disinterested stockholders at a special meeting held upon the request of the acquiring person. If the acquiring person is accorded full voting rights and acquires control shares with at least a majority of all the voting power, then stockholders who did not vote in favor of authorizing voting rights for those control shares are entitled to payment for the fair value of such stockholders’ shares. A “controlling interest” is an interest that is sufficient to enable the acquiring person to exercise at least one-fifth of the voting power of the corporation in the election of directors. “Control shares” are outstanding voting shares that an acquiring person or associated persons acquire or offer to acquire in an acquisition and those shares acquired during the 90-day period before the person involved became an acquiring person.

These provisions of Nevada law apply only to “issuing corporations” as defined therein. An “issuing corporation” is a Nevada corporation that (a) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada, and (b) does business in Nevada directly or through an affiliated corporation. As of the date of this prospectus, we do not have 100 stockholders of record that are residents of Nevada. Therefore, these provisions of Nevada law do not apply to acquisitions of our shares and will not so apply until such time as both of the foregoing conditions are satisfied. At such time as these provisions of Nevada law may apply to us, they may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

Nevada law also restricts the ability of a corporation to engage in any combination with an interested stockholder for three years from when the interested stockholder acquires shares that cause the stockholder to become an interested stockholder, unless the combination or purchase of shares by the interested stockholder is approved by the Board of Directors before the stockholder became an interested stockholder. If the combination was not previously approved, then the interested stockholder may only effect a combination after the three-year period if the stockholder receives approval from a majority of the disinterested shares or the offer satisfies certain fair price criteria.

An “interested stockholder” is a person who is:

●	the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation; or
●	an affiliate or associate of the corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly of 10% or more of the voting power of the then outstanding shares of the corporation

Our articles of incorporation and bylaws do not exclude us from these restrictions.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage some types of transactions that may involve the actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for the potential restructuring or sale of all or a part of our company. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of our company. They also may have the effect of preventing changes in our management.

Transfer Agent

The transfer agent for our Common Stock is Action Stock Transfer Corporation, located at 2469 E. Fort Union Blvd., Salt Lake City. UT 84122. Its telephone number is (801) 274-1088.

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DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock and/or debt securities. Warrants may be issued independently or together with common stock and/or debt securities offered by any prospectus supplement and may be attached to or separate from any such offered securities. We may issue series of warrants under a separate warrant agreement between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent would act solely as our agent in connection with the warrants and would not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

Reference is made to the prospectus supplement relating to the particular issue of warrants offered pursuant to such prospectus supplement for the terms of and information relating to such warrants, including, where applicable:

●	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

●	the currency or currency units in which the offering price, if any, and the exercise price are payable;

●	the designation, amount and terms of the securities purchasable upon exercise of the warrants;

●	the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

●	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire or, if the warrants may not be continuously exercised throughout that period, the specific date or dates on which the warrants may be exercised;

●	if applicable, the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise of the warrants;

●	if applicable, the exercise price for our debt securities, the amount of our debt securities to be received upon exercise of the warrants, and a description of that series of debt securities;

●	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

●	United States federal income tax consequences applicable to such warrants;

●	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

●	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange or market;

●	if applicable, the date from and after which the warrants and the common stock and/or debt securities will be separately transferable;

●	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

●	the anti-dilution provisions of the warrants, if any;

●	any redemption or call provisions, if any;

●	whether the warrants are to be sold separately or with other securities as parts of units

●	the amount of warrants outstanding as of the most recent practicable date; and

●	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

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The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

Each warrant will entitle the holder thereof to purchase such number of shares of common stock at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants to purchase common stock, holders of such warrants will not have any of the rights of holders of common stock, as the case may be, purchasable upon such exercise, including the right to receive payments of dividends, if any, on the common stock purchasable upon such exercise, or to exercise any applicable right to vote.

DESCRIPTION OF DEBT SECURITIES AND CONVERTIBLE DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that may be offered from time to time under this prospectus. We may issue debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. While the terms we have summarized below will generally apply to any future debt securities that may be offered under this prospectus, we will describe the particular terms of any debt securities that may be offered in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms we describe below.

We may issue secured or unsecured debt securities offered under this prospectus, which may be senior, subordinated or junior subordinated, and/or convertible and which may be issued in one or more series. We will issue any new senior debt securities under a senior indenture that we will enter into with a trustee named in such senior indenture. We will issue any subordinated debt securities under a subordinated indenture that we will enter into with a trustee named in such subordinated indenture. We will have filed forms of these documents as exhibits to the registration statement, of which this prospectus is a part. The terms of the debt securities will include those set forth in the applicable indenture, any related supplemental indenture and any related securities documents that are made a part of the indenture by the Trust Indenture Act of 1939. You should read the summary below, the applicable prospectus supplement and the provisions of the applicable indenture, any supplemental indenture and any related security documents, if any, in their entirety before investing in our debt securities. We use the term “indentures” to refer to both the senior indentures and the subordinated indentures.

The indentures will be qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). We use the term “trustee” to refer to either a trustee under the senior indenture or a trustee under the subordinated indenture, as applicable.

The following summaries of material provisions of any senior debt securities, any subordinated debt securities and the related indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indentures and any supplemental indenture or related document applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that are offered under this prospectus, as well as the complete indentures, that contains the terms of the debt securities. See the information under the heading “Where You Can Find More Information” for information on how to obtain a copy of the appropriate indenture. Except as we may otherwise indicate, the terms of any senior indenture and any subordinated indenture will be identical.

In addition, the material specific financial, legal and other terms as well as any material U.S. federal income tax consequences particular to securities of each series will be described in the prospectus supplement relating to the securities of that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series.

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We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including:

●	title;

●	principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

●	any limit on the amount that may be issued;

●	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

●	the maturity date;

●	the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

●	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

●	the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

●	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

●	the terms of the subordination of any series of subordinated debt;

●	the place where payments will be payable;

●	restrictions on transfer, sale or other assignment, if any;

●	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

●	the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

●	provisions for a sinking fund, purchase or other analogous fund, if any;

●	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

●	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

●	incur additional indebtedness;

●	issue additional securities;

●	issue guarantees;

●	create liens;

●	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

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●	redeem capital stock;

●	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

●	make investments or other restricted payments;

●	sell or otherwise dispose of assets;

●	enter into sale-leaseback transactions;

●	engage in transactions with stockholders and affiliates;

●	issue or sell stock of or sell assets of our subsidiaries; or

●	effect a consolidation or merger;

●	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

●	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

●	information describing any book-entry features;

●	the procedures for any auction and remarketing, if any;

●	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

●	if other than U.S. dollars, the currency in which the series of debt securities will be denominated and the currency in which principal, premium, if any, and interest will be paid; and

●	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to or different than those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

In addition to the debt securities that may be offered pursuant to this prospectus, we may issue other debt securities in public or private offerings from time to time. These other debt securities may be issued under other indentures or documentation that are not described in this prospectus, and those debt securities may contain provisions materially different from the provisions applicable to one or more issues of debt securities offered pursuant to this prospectus.

Original Issue Discount

One or more series of debt securities offered under this prospectus may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. The federal income tax consequences and special considerations applicable to any series of debt securities generally will be described in the applicable prospectus supplement.

Senior Debt Securities

Payment of the principal or premium, if any, and interest on senior debt securities will rank on a parity with all of our other indebtedness that is not subordinated.

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Subordination of Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock, our preferred stock or other securities, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of securities that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstance described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquirer of such assets must assume all of our obligations under the indentures and the debt securities.

If the debt securities are convertible for our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default under the Indentures

Except as otherwise set forth in an applicable prospectus supplement, the following are events of default under the indentures with respect to any series of debt securities that we may issue:

●	if we fail to pay interest when due and payable and our failure continues for 30 days and the time for payment has not been extended or deferred;

●	if we fail to pay the principal, or premium, if any, when due and payable and the time for payment has not been extended or delayed;

●	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant solely for the benefit of another series of debt securities, and our failure continues for 90 days after we receive notice from the trustee or holders of a to-be-determined percentage in aggregate principal amount of the outstanding debt securities of the applicable series; and

●	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above under “— Events of Default Under the Indentures,” the trustee or the holders of a to-be-determined percentage in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above “— Events of Default Under the Indentures” occurs with respect to us, the principal amount of and accrued interest, if any, of each series of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.

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The holders of a majority in aggregate principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences (other than bankruptcy defaults), except there may be no waiver of defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the applicable indenture.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee indemnity satisfactory to it. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

●	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

●	subject to its duties under the Trust Indenture Act of 1939, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

●	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

●	the holders of a to-be-determined percentage in aggregate principal amount of the outstanding debt securities of that series have made written request to the trustee, and such holders have offered indemnity satisfactory to the trustee, to institute the proceeding as trustee; and

●	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions, within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the trustee regarding our compliance with the covenants in the indentures.

Modification of Indenture; Waiver

We and the trustee may modify an indenture or enter into or modify any supplemental indenture without the consent of any holders of the debt securities with respect to specific matters, including:

●	to fix any ambiguity, defect or inconsistency in the indenture;

●	to comply with the provisions described above under “—Consolidation, Merger or Sale;”

●	to comply with any requirements of the Securities and Exchange Commission in connection with the qualification of any indenture under the Trust Indenture Act of 1939;

●	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

●	to provide for uncertificated debt securities and to make any appropriate changes for such purpose;

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●	to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authorization and delivery of debt securities of any unissued series;

●

to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indenture; or

●	to change anything that does not materially adversely affect the legal rights of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

●	extending the fixed maturity of the series of debt securities;

●	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

●	reducing the percentage of debt securities, the holders of which are required to consent to any supplemental indenture.

Discharge

Each indenture provides that, subject to the terms of the indenture and any limitation otherwise provided in the prospectus supplement applicable to a particular series of debt securities, we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

●	register the transfer or exchange of debt securities of the series;

●	replace stolen, lost or mutilated debt securities of the series;

●	maintain paying agents and agencies for payment, registration of transfer and exchange and service of notices and demands;

●	recover excess money held by the trustee;

●	compensate and indemnify the trustee; and

●	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium and interest on, the debt securities of the series on the date payments are due.

“Street Name” and Other Indirect Holders

Investors who hold securities in accounts at banks or brokers generally will not be recognized by us as legal holders of debt securities. This manner of holding securities is called holding in “street name.” Instead, we would recognize only the bank or broker, or the financial institution that the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in “street name,” you should check with your own institution to find out, among other things:

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●	how it handles payments and notices;

●	whether it imposes fees or charges;

●	how it would handle voting if applicable;

●	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

●	if applicable, how it would pursue rights under your debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Our obligations, as well as the obligations of the trustee under the indentures and those of any third parties employed by us or the trustee under either of the indentures, run only to persons who are registered as holders of debt securities issued under the applicable indenture. As noted above, we do not have obligations to you if you hold in “street name” or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a “street name” customer but does not do so.

Form, Exchange and Transfer

We may issue debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures will provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series (the “Depository”). See “Book-Entry” below for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described below or in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth below in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

●	issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

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●	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Book-Entry Securities

The following description of book-entry securities will apply to any series of debt securities issued in whole or in part in the form of one or more global securities, except as otherwise described in a related prospectus supplement.

Book-entry securities of like tenor and having the same date will be represented by one or more global securities deposited with and registered in the name of a depositary that is a clearing agent registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Beneficial interests in book-entry securities will be limited to institutions that have accounts with the depositary, or “participants,” or persons that may hold interests through participants.

Ownership of beneficial interests by participants will only be evidenced by, and the transfer of that ownership interest will only be effected through, records maintained by the depositary. Ownership of beneficial interests by persons that hold through participants will only be evidenced by, and the transfer of that ownership interest within such participant will only be effected through, records maintained by the participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

Payment of principal of and any premium and interest on book-entry securities represented by a global security registered in the name of or held by a depositary will be made to the depositary, as the registered owner of the global security. Neither we, the trustee nor any agent of ours or the trustee will have any responsibility or liability for any aspect of the depositary’s records or any participant’s records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to the beneficial ownership interests. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by the depositary’s procedures, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the sole responsibility of such participants.

A global security representing a book-entry security is exchangeable for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount registered in the name of, or is transferable in whole or in part to, a person other than the depositary for that global security, only if (i) the depositary notifies us that it is unwilling or unable to continue as depositary for that global security or the depositary ceases to be a clearing agency registered under the Exchange Act, (ii) there shall have occurred and be continuing an event of default with respect to the debt securities of that series or (iii) other circumstances exist that have been specified in the terms of the debt securities of that series. Any global security that is exchangeable pursuant to the preceding sentence shall be registered in the name or names of such person or persons as the depositary shall instruct the trustee. It is expected that such instructions may be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in such global security.

Except as provided above, owners of beneficial interests in a global security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders thereof for any purpose under the indentures, and no global security shall be exchangeable, except for a security registered in the name of the depositary. This means each person owning a beneficial interest in such global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indentures. We understand that under existing industry practices, if we request any action of holders or an owner of a beneficial interest in such global security desires to give or take any action that a holder is entitled to give or take under the indentures, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participant to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

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Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture and is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur. However, upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make interest payments by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate an office or agency of the trustee in the City of New York as our paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

Except as otherwise specified in the applicable prospectus supplement, the indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

DESCRIPTION OF RIGHTS

General

We may issue rights to our stockholders to purchase shares of our common stock described in this prospectus. We may offer rights separately or together with one or more additional rights, common stock, warrants or any combination of those securities in the form of units, as described in the applicable prospectus supplement. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent. The rights agent for any rights we offer will be set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The following description sets forth certain general terms and provisions of the rights to which any prospectus supplement may relate. The particular terms of the rights to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the rights so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the rights, rights agreement or rights certificates described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable rights agreement and rights certificate for additional information before you decide whether to purchase any of our rights.

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The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

●	the date of determining the stockholders entitled to the rights distribution;

●	the aggregate number of shares of common stock, preferred stock or other securities purchasable upon exercise of the rights;

●	the exercise price;

●	the aggregate number of rights issued;

●	whether the rights are transferrable and the date, if any, on and after which the rights may be separately transferred;

●	the date on which the right to exercise the rights will commence, and the date on which the right to exercise the rights will expire;

●	the method by which holders of rights will be entitled to exercise;

●	the conditions to the completion of the offering;

●	the withdrawal, termination and cancellation rights;

●	whether there are any backstop or standby purchaser or purchasers and the terms of their commitment;

●	whether stockholders are entitled to oversubscription rights;

●	any U.S. federal income tax considerations; and

●	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering.

DESCRIPTION OF UNITS

We may issue units composed of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

●	the terms of the unit agreement governing the units;

●	United States federal income tax considerations relevant to the units; and

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●	whether the units will be issued in fully registered or global form.

●	the title of the series of units;

●	the price or prices at which the units will be issued;

●	a discussion of certain United States federal income tax considerations applicable to the units; and

●	any other terms of the units and their constituent securities.

The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

LEGAL MATTERS

Robinson Brog Leinwand Greene Genovese & Gluck P.C. will render a legal opinion as to the validity of the securities to be registered hereby. The validity of any securities will be passed upon for any underwriters or agents by counsel we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated by reference from Digital Ally, Inc.’s Annual Report on Form 10-K as of December 31, 2017 and 2016 and for each of the years in the two-year period ended December 31, 2017 have been audited by RSM US LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

We incorporate by reference the filed documents listed below (excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K), except as superseded, supplemented or modified by this prospectus or any subsequently filed document incorporated by reference herein as described below:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on April 13, 2018;

●	our Quarterly Report on Form 10-Q for the three months ended March 31, 2018, filed with the SEC on May 15, 2018;

●	our Definitive Proxy Statement on Schedule 14A for our annual meeting of stockholders to be held on June 27, 2018, filed with the SEC on May 14, 2018; and

●	our Registration Statement on Form S-1 filed with the SEC on May 23, 2018 and the related Prospectus filed with the SEC on June 6, 2018, pursuant to Rule 424(b)(3); and

●	our Current Reports on Form 8-K filed with the SEC on April 4, 2018, April 13, 2018, April 20, 2018, May 15, 2018, and May 17, 2018.

We also incorporate by reference into this prospectus additional documents we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC). Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement.

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We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, including exhibits. Requests should be directed to:

Digital Ally, Inc.

9705 Loiret Blvd.,

Lenexa, KS 66219

(913) 814-7774

Corporate@digitalallyinc.com

Copies of these filings are also available on our website at www.digitalallyinc.com . For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

MATERIAL CHANGES

None.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC under the Securities Act a registration statement on Form S-1 with respect to the Common Stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and the Common Stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The web site can be accessed at www.sec.gov. The internet address of Digital Ally is www.digitalallyinc.com. Information contained on our website is not a part of, and is not incorporated into, this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

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